AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2008
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAHARA MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2741	75-2820999
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

81 Greene Street, 4th Floor
New York, NY 10012
(212) 343-9200
(Address and telephone number of principal executive offices)

Philmore Anderson IV
81 Greene Street, 4th Floor
New York, NY 10012
(212) 343-9200

(Name, address and telephone number of agent for service)

Copies to:

Marc Ross, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

      CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.003 par value per share	19,904,437	$4.00	$79,617,748	$3,128.98

(1) Represents shares of common stock of Sahara Media Holdings, Inc., offered by the selling stockholders, including 9,910,403 outstanding shares of common stock and 9,994,034 shares of common stock issuable upon exercise of outstanding warrants. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on November 5, 2008, which was $4.00 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2008

SAHARA MEDIA HOLDINGS, INC.
OTC Bulletin Board trading symbol: SHHD
19,904,437 Shares of Common Stock

This prospectus relates to the public offering of up to 19,904,437 shares of common stock, par value $.003 per share, of Sahara Media Holdings, Inc. (“Common Stock”), by the selling stockholders. Of these shares, 7,944,034 were issued to certain selling stockholders in private placements that closed on September 17, 2008, October 8, 2008, and October 20, 2008 (collectively, the “Private Placement”), and 7,944,034 are issuable upon exercise of five-year warrants with an exercise price of $2.50 that were issued to certain selling stockholders in the Private Placement. This prospectus also includes 1,000,000 shares of common stock underlying five-year warrants with an exercise price of $1.30 issued to the placement agent for the Private Placement. This prospectus also relates to 950,000 shares of Common Stock that were issued to certain selling stockholders in exchange for the cancellation of 950,000 shares of common stock of Sahara Media, Inc., pursuant to the agreement and plan of merger, dated September 17, 2008, among Sahara Media Holdings, Inc., Sahara Media, Inc. and Sahara Media Acquisitions, Inc. The remaining 2,066,369 shares include 550,000 shares that are issuable upon exercise of warrants issued to certain selling stockholders for services, 500,000 shares issued to a selling stockholder as additional consideration for a bridge loan, 500,000 shares underlying five-year warrants with an exercise price of $1.50 issued to a selling stockholder as additional consideration for a bridge loan and 516,369 shares issued or transfered to a selling stockholder in October 2007, November 2007, and February 2008.

The selling stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 8 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "SHHD".   The last reported sale price of our common stock on the OTC Bulletin Board on November 5, 2008, was approximately $4.00 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2008.

SAHARA MEDIA HOLDINGS, INC.

TABLE OF CONTENTS

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock.

About Us

Sahara Media Holdings, Inc. (the “Company”) is a Delaware corporation organized on September 26, 1997 under the name Keystone Entertainment, Inc. On January 14, 1998, our corporate name was changed to Mac Filmworks, Inc. On September 26, 2008, our corporate name was changed to Sahara Media Holdings, Inc.

Sahara Media Holdings, Inc. is the parent company of Sahara Media, Inc. (“Sahara”), a Delaware corporation formed in January 2005, which is a development-stage company located in New York. Since its formation, Sahara has concentrated on the development of its business strategy. Until March 2004, Vanguarde Media, an entity not affiliated with Sahara, published Honey Magazine, a publication aimed at the 18-34 urban female demographic. As a result of financial difficulties of Vanguarde Media, Honey Magazine ceased publishing in 2004.  Vanguarde Media filed for bankruptcy in November 2003  and in February 2005 Sahara through the bankruptcy proceedings purchased the “Honey” trademark for the class of paper goods and printed matter.

We plan to launch Honey as an online magazine and social network. We expect that the primary components of our business will be:

•	The online magazine Honeymag.com
•	The social network Thehivespot.com
•	Our database of 4.05 million names in the 18-34 urban female demographic (the “Honey Database”)

Our executive offices are located at 81 Greene Street, 4th Floor, New York, NY 10012. Our website is located at www.Honeymag.com, and our telephone number is 212-343-9200.

Recent Developments

On September 17, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Sahara Media Acquisitions, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary”) and Sahara Media, Inc., a Delaware corporation.  Pursuant to the Merger Agreement, which closed on September 17, 2008 (the “Closing Date”), the Subsidiary merged into Sahara Media, Inc., such that Sahara Media, Inc. became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company issued 18,150,000 shares of the Company’s Common Stock to the shareholders of Sahara Media, Inc. (the “Acquisition Shares”) (subject to the placement of 5,000,000 Acquisition Shares in escrow pursuant to the Escrow Agreement (defined below)), representing approximately 58.9% of the Company’s aggregate issued and outstanding common stock following the closing of the Merger Agreement and the Private Placement (defined below), and the outstanding shares of common stock of Sahara Media, Inc. were cancelled and converted into the right to receive the Acquisition Shares.

The acquisition of Sahara Media, Inc. was treated as a reverse acquisition, and the business of Sahara Media, Inc. became the business of the Company. At the time of the reverse acquisition, the Company was not engaged in any active business.

The accounting rules for reverse acquisitions require that beginning September 17, 2008, the date of the reverse acquisition, our balance sheet includes the assets and liabilities of Sahara Media, Inc., and our equity accounts were recapitalized to reflect the net equity of Sahara Media, Inc. The financial conditions and results of operations for the periods prior to September 17, 2008 reflect the financial condition and operating results of Sahara Media, Inc.

References in this prospectus, and the registration statement of which it forms a part, to, “we,” “us,” “our” and similar words refer to the Company and its wholly-owned subsidiary, Sahara Media, Inc., unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Sahara Media, Inc. References to “MFI” relate to the Company prior to the reverse acquisition.

In connection with the reverse acquisition, on September 17, 2008, October 8, 2008, and October 20, 2008, we entered into a series of identical subscription agreements (the “Subscription Agreements”) with accredited investors (the “Investors”), pursuant to which, the Company issued and sold approximately 79.44 units, with each unit consisting of 100,000 shares of Common Stock and five-year warrants to purchase 100,000 shares of common stock with an exercise price of $2.50, for a purchase price of $125,000 per unit (the “Private Placement”). Pursuant to the Private Placement, the Company issued and sold to the Investors an aggregate of 7,944,034 shares of common stock (the “Common Shares”) and five-year warrants to purchase 7,944,034 shares of Common Stock  with an exercise price of $2.50 (the “Investor Warrants”), for an aggregate purchase price of approximately $9,930,000. The Investor Warrants may not be exercised to the extent such exercise would cause the holder of the warrant, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such exercise. Pursuant to the Subscription Agreements, the Company agreed to use its reasonable best efforts to file a registration statement registering the Common Shares and the shares of common stock underlying the Investor Warrants, subject to Securities and Exchange Commission (“SEC”) limitations, within 45 days of the filing of the Company’s “Form 10 information” with the SEC (which filing occurred on September 24, 2008).

The placement agent for the Private Placement received a commission of approximately $993,000 (equal to 10% of the gross proceeds) and a non-accountable expense allowance of approximately $297,900 (equal to 3% of the gross proceeds). The placement agent also received a finder’s fee of $200,000 in connection with the reverse acquisition, and a success fee of $400,000, based on the receipt of gross proceeds of at least $8,000,000. Upon exercise of the Investor Warrants, the placement agent will receive a 10% commission and a 3% non-accountable expense allowance. In addition, we have retained the placement agent to assist Sahara with our investment banking requirements on an exclusive basis for a period of one year, pursuant to which, on the Closing Date, the placement agent was issued five-year warrants to purchase 1,000,000 shares of common stock of the Company with an exercise price of $1.30 (the “Broker Warrants”). The Broker Warrants are exercisable on a cashless basis. The placement agent will also be issued one share of common stock of the Company for every four Investor Warrants that are exercised within 12 months of the date on which the registration statement registering the resale of the common stock underlying such Investor Warrants has been declared effective by the SEC, and we retained the placement agent as a consultant for a monthly fee of $10,000. Also, in connection with the reverse acquisition, on the Closing Date, the placement agent was issued 3,000,000 shares of the Company’s common stock. The Company also paid an additional finder’s fee of $120,000 to Aubry Consulting Group, Inc. in connection with the reverse acquisition.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

In connection with the reverse acquisition, in addition to the foregoing:

(i) MFI completed a 30-to-1 reverse stock split of its common stock, pursuant to which MFI’s issued and outstanding shares of common stock, was reduced to 818,000 (prior to the Merger and the Private Placement). All share and per share information in this prospectus give retroactive effect to the reverse split.

(ii) The Company entered into a securities escrow agreement (the “Securities Escrow Agreement”) with Sahara Media, Inc., the shareholders of Sahara named therein (the “Sahara Escrow Shareholders”), and Sichenzia Ross Friedman Ference LLP, as escrow agent. Pursuant to the Securities Escrow Agreement, the Sahara Escrow Shareholders agreed to place 5,000,000 Acquisition Shares (the “Escrow Shares”) into an escrow account. The Escrow Shares will either be released to the Sahara Escrow Shareholders, or returned to the Company for cancellation, based upon the achievement of certain performance thresholds as set forth below:

(a) If the Company launches the online magazine Honeymag.com six months after the Closing Date (the “First Performance Threshold”), 20% of the Escrow Shares will be released to the Escrow Shareholders. If the First Performance Threshold is not met, 20% of the Escrow Shares will be returned to the Company for cancellation.

(b) If the Company launches the social network Thehivespot.com seven months after the Closing Date (the “Second Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Second Performance Threshold is not met, 20% of the Escrow Shares will be returned to the Company for cancellation.

(c) In the event that, from the period from the launch of the online magazine Honeymag.com, until nine months after the Closing Date, the average number of monthly viewed impressions of the Company’s online magazine Honeymag.com is at least 300,000 (the “Third Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Third Performance Threshold is not met, 20% of the Escrow Shares will be returned to the Company for cancellation.

(d) In the event that the Company’s social networking site Thehivespot.com has at least 200,000 registered users on September 30, 2009 (the “Fourth Performance Threshold”), 20% of the Escrow Shares will be released to Sahara Escrow Shareholders. If the Fourth Performance Threshold is not met, 20% of the Escrow Shares will be returned to the Company for cancellation.

(e) In the event that the Company either has revenue of at least $1,000,000 for the year ending December 31, 2009, or accounts receivable of at least $1,000,000 as of December 31, 2009, as disclosed in the Company’s audited financial statements included in the Company’s Form 10-K for the year ending December 31, 2009 filed with the Securities and Exchange Commission (the “Fifth Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Fifth Performance Threshold is not met, 20% of the Escrow Shares will be returned to the Company for cancellation.

(iii) Sahara Media, Inc. entered into an indemnification agreement (the “Indemnification Agreement”) with John Thomas Bridge & Opportunity Fund (“JTO”), pursuant to which JTO agreed to indemnify Sahara for any breaches of the representations and warranties made by the Company under the Merger Agreement, in an amount up to $400,000, for up to two years. Sahara paid JTO a fee of $400,000 upon the execution of the Indemnification Agreement.

(iv) Dwayne Deslatte resigned as the sole officer and director of the Company and the following executive officers and directors of Sahara were appointed as executive officers and directors of the Company:

Name	Title
Philmore Anderson IV	Chief Executive Officer, Chairman
Timothy Kelly	President
Larry J. Stinson	Chief Financial Officer
Philmore Anderson III	Director
Tamera Reynolds	Director

(v) On September 26, 2008, the Company filed a Certificate of Ownership and Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware pursuant to which the Company’s wholly owned subsidiary was merged into the Company. As a result of the filing of the Certificate of Merger, the Company’s corporate name was changed from Mac Filmworks, Inc. to Sahara Media Holdings, Inc.

About This Offering

This prospectus includes (i) the 7,944,034 Common Shares issued in the Private Placement, (ii) 7,944,034 shares of Common Stock underlying the Investor Warrants issued in the Private Placement, and (iii) 1,000,000 shares of Common Stock underlying the Broker Warrants.

In addition, this prospectus includes:

•
200,000 shares of Common Stock issued to Kevan Walker, on September 17, 2008, in exchange for the cancellation of 200,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to Kevan Walker in June and July 2008 for an aggregate purchase price of $100,000.

•
50,000 shares of Common Stock issued to Cheryl Keeling, on September 17, 2008, in exchange for the cancellation of 50,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to Cheryl Keeling in September 2008 as additional consideration for a $100,000 bridge loan made by Cheryl Keeling to Sahara Media, Inc. that closed in September 2008.

•
350,000 shares of Common Stock issued to BPA Associates, LLC, on September 17, 2008, in exchange for the cancellation of 350,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to BPA Associates, LLC as part of the consideration for the Honey Database. BPA Associates, LLC is an entity owned by the wife of Philmore Anderson III, a director of the Company, and the mother of Philmore Anderson IV, the chief executive officer and chairman of the Company.

•
350,000 shares of Common Stock issued to Gregg Feinstein, on September 17, 2008, in exchange for the cancellation of 350,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to Gregg Feinstein in exchange for Mr. Feinstein’s foregoing of $5,801 of debt.

•
500,000 shares of Common Stock issued to John Thomas Bridge & Opportunity Fund (“JTO”), and 500,000 shares of Common Stock underlying five-year warrants with an exercise price of $1.50 issued to JTO on September 17, 2008 as additional consideration for a $500,000 bridge loan made by JTO to Sahara Media, Inc. that closed in July 2008.

•	300,000 shares of Common Stock underlying five-year warrants with an exercise price of $1.10, issued to Marathon Advisors, on September 17, 2008, for consulting services.

•
250,000 shares of Common Stock underlying five-year warrants with an exercise price of $1.50 per share, issued to Sichenzia Ross Friedman Ference LLP, legal counsel to the Company, on September 17, 2008, for legal services.

•	516,369 shares of Common Stock issued or transfered to JTO in October 2007, November 2007, and February 2008 pursuant to private placements by MFI

Estimated use of proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders. We will receive the sale price of any Common Stock we sell to the selling stockholders upon exercise of warrants for cash. If all of the warrants the underlying are shares of which are included in this prospectus are exercised for cash, we will receive $22,615,085.  There is no assurance that any of the warrants will be exercised. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, certain of the warrants can be exercised on a cashless basis commencing one year after the filing of the Company’s “Form 10 information” with the Securities and Exchange Commission (which filing occurred on September 24, 2008), if the shares of common stock underlying such warrants are not then registered pursuant to an effective registration statement. In the event that a selling stockholder exercises warrants on a cashless basis, we will not receive any proceeds.

Summary of the Shares offered by the Selling Stockholders.

The following is a summary of the shares being offered by the selling stockholders:

Common Stock offered by the selling stockholders	Up to 19,904,437 shares of Common Stock, of which 9,994,034 shares are issuable upon exercise of warrants.

Common Stock outstanding prior to the offering	30,812,042 (1)

Common Stock to be outstanding after the offering	40,806,076 assuming the full exercise of the warrants the underlying shares of which are included in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder.
(1) Based upon the total number of issued and outstanding shares as of November 5, 2008.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

 We have a limited operating history upon which an evaluation of our prospects can be made.

We have had only limited operations since our inception upon which to evaluate our business prospects. As a result, an investor does not have access to the same type of information in assessing his or her proposed investment as would be available to purchasers in a company with a history of prior operations. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management’s potential underestimation of initial and ongoing costs. We also face the risk that we may not be able to effectively implement our business plan. If we are not effective in addressing these risks, we may not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

We have a history of losses and a large accumulated deficit and we may not be able to achieve profitability in the future.

For the six months ended June 30, 2008, and for the years ended December 31, 2007 and 2006 we incurred net losses of $360,025, $728,729 and $826,402, respectively. From the date of inception (January 18, 2005) through June 30, 2008, we have accumulated net losses of $2,320,425. There can be no assurance that we will be profitable in the future. If we are not profitable and cannot obtain sufficient capital we may have to cease our operations.

Our independent auditors’ report has included an emphasis of matter paragraph in its report stating that there is  a substantial doubt about our ability to continue as a going concern.

Because we have a working capital deficiency, as of June 30, 2008, and have experienced continuing operating losses since inception, our auditor included in its report for the years ended December 31, 2007 and 2006, an emphasis of matter paragraph in its independent auditors’ report stating that there is a substantial doubt about our ability to continue as a going concern. If we continue to generate significant losses we may not be able to continue as a going concern.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. We will require additional funds to continue research, development and testing of our technologies and services, to obtain intellectual property protection relating to our technologies when appropriate, and to market our services. We anticipate that we may require approximately $5,000,000 in additional funds approximately 18 months after the date of this prospectus. There can be no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

If our business and markets grow and develop it will be necessary for us to finance and manage expansion in an orderly fashion. We may face challenges in managing expanding service offerings and in integrating any acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations or cause administrative inefficiencies.

We may be unable to successfully execute any of our identified business opportunities or other business opportunities that we determine to pursue.

We currently have a limited corporate infrastructure. In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

•	our ability to raise substantial additional capital to fund the implementation of our business plan;
•	our ability to execute our business strategy;
•	the ability of our products and services to achieve market acceptance;
•	our ability to manage the expansion of our operations and any acquisitions we may make, which could result in increased costs, high employee turnover or damage to customer relationships;
•	our ability to attract and retain qualified personnel;
•	our ability to manage our third party relationships effectively; and
•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve.

Our failure to adequately address any one or more of the above factors could have a significant adverse effect on our ability to implement our business plan and our ability to pursue other opportunities that arise.

Our business depends on the development of a strong brand, and if we do not develop and enhance our brand, our ability to attract and retain subscribers may be impaired and our business and operating results may be harmed.

We believe that our “Honey” brand will be a critical part of our business. Re-establishing, developing and enhancing the “Honey” brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to re-establish, promote and develop the ‘‘Honey’’ brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that re-establishing, developing, maintaining and enhancing our brand will become increasingly important, difficult and expensive.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our services and brand.

Our trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. In particular, we consider the “Honey” trademark and our related trademarks to be valuable to us and will aggressively seek to protect them. We have registered the following trademarks in the United States for the class of paper goods and printed matter: Honey, and Honey Hair & Beauty. In addition, we have U.S. trademark applications pending for the class of paper goods and printed matter for the following trademarks: Honey Bride, and Honey Teen; and have U.S. trademark applications pending for the class of education and entertainment for the following trademarks: Honey, Honey Bride, Honey Teen, and Honey Hair & Beauty. Various events outside of our control pose a threat to our intellectual property rights as well as to our services. For example, effective intellectual property protection may not be available in every country in which our services are made available through the internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We may be unable to protect our intellectual property from infringement by third parties.

Our business plan is significantly dependent upon exploiting our intellectual property. There can be no assurance that we will be able to control all of the rights for all of our intellectual property. We may not have the resources or capital necessary to assert infringement claims against third parties who may infringe upon our intellectual property rights. Litigation can be costly and time consuming and divert the attention and resources of management and key personnel.

In providing our services we could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, if it is ultimately determined that our services infringe on a third party’s proprietary rights. Even if claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns.

Traffic levels on our Website can fluctuate, which could materially adversely affect our business.

Traffic levels to our Website can fluctuate significantly as a result of social, political and financial news events.  The demand for advertising, cross promotion and subscriptions on our Website as well as on the Internet in general can cause changes in rates paid for Internet advertising. This could impede our ability to obtain or renew marketing or advertising agreements and raise budgeted marketing and advertising costs.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the Honeymag.com experience. These applications may attempt to change our users’ internet experience. The interference may occur without disclosure to or consent from users, resulting in a negative experience that users may associate with Honeymag.com. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we plan to offer a number of services that our users will download to their computers or that they will rely on to store information and transmit information to others over the internet. These services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a user’s computer or in our computer systems and networks. The ability to reach users and provide them with a superior experience is critical to our success. If our efforts to combat these malicious applications are unsuccessful, or if our services have actual or perceived vulnerabilities, our reputation may be harmed and our user traffic could decline, which would damage our business.

We may face liability for information displayed on or accessible via our website, and for other content and commerce-related activities, which could reduce our net worth and working capital and increase our operating losses.

Because materials may be downloaded by the services that we operate or facilitate and the materials may be subsequently distributed to others, we could face claims for errors, defamation, negligence or copyright or trademark infringement based on the nature and content of such materials, which could adversely affect our financial condition. Even to the extent that claims made against us do not result in liability, we may incur substantial costs in investigating and defending such claims.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our website. These types of claims have been brought, sometimes successfully, against marketing and media companies in the past. We may be subject to liability based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by members on bulletin boards on our website. Based on links we provide to third-party websites, we could also be subjected to claims based upon online content we do not control that is accessible from our website.

Although we plan to carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liabilities to which we are exposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would reduce our net worth and working capital and increase our operating losses.

Changing laws, rules and regulations and legal uncertainties could increase the regulation of our business and therefore increase our operating costs.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. We face risks from some of the proposed legislation that could be passed in the future.

In the U.S., laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our business.

Likewise, a range of other laws and new interpretations of existing laws could have an impact on our business. For example, in the U.S. the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights or other rights. The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from children under 13. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities. Similarly, the application of existing laws prohibiting, regulating or requiring licenses for certain businesses of our advertisers, including, for example, online gambling, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our users. For example, some French courts have interpreted French trademark laws in ways that would, if upheld, limit the ability of competitors to advertise in connection with generic keywords.

We are also subject to federal, state and foreign laws regarding privacy and protection of user data. Any failure by us to comply with our posted privacy policies or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could potentially harm our business. In addition, the interpretation of data protection laws, and their application to the internet, in Europe and other foreign jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and to have to change our business practices. Further, any failure by us to protect our users’ privacy and data could result in a loss of user confidence in our services and ultimately in a loss of users, which would adversely affect our business.

We could face liability for breaches of security on the Internet.

To the extent that our activities or the activities of third-party contractors involve the storage and transmission of information, such as credit card numbers, social security numbers or other personal information, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. We could also be liable for claims relating to security breaches under recently-enacted or future data breach legislation. These claims could result in substantial costs and a diversion of our management’s attention and resources.

We are dependent on third party databases and computer systems.

We depend on the delivery of information over the Internet, a medium that depends on information contained primarily in an electronic format, in databases and computer systems maintained by third parties and us. A disruption of third-party systems or our systems interacting with these third party systems could prevent us from delivering services in a timely manner, which could have a material adverse effect on our business and results of operations.

Our systems are also heavily reliant on the availability of electricity. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly and their fuel supply could be inadequate during a major power outage. This could result in a temporary disruption of our business.

Our business depends on continued and unimpeded access to the Internet by us and our users. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of users and advertisers.

Our planned services depend on the ability of our users to access the internet, and certain of our services will require significant bandwidth to work effectively. Currently, this access is provided by companies that have significant and increasing market power in the broadband and internet access marketplace, including existing telephone companies, cable companies and mobile communications companies. Some of these providers have stated that they may take measures that could degrade, disrupt or increase the cost of user access to certain of our anticipated services by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings. These activities may be permitted in the U.S. after recent regulatory changes, including recent decisions by the U.S. Supreme Court and Federal Communications Commission and under legislation being considered by the U.S. Congress. While interference with access to our planned services seems unlikely, such carrier interference could result in a loss of existing users and advertisers, increased costs, and impair our ability to attract new users and advertisers, thereby harming our revenue and growth.

We face intense competition from social networking sites and other Internet businesses and may not be able to successfully compete.

We face formidable competition in every aspect of our planned business, and particularly from other companies that seek to connect people with information and entertainment on the web. Such competitors include Blackplanet, YouTube, My Space, Craig’s List, Evite, and Facebook.

In addition, we will be competing with other Internet companies, including general purpose consumer online services, such as America Online and Microsoft Network; and other web “portal” companies, such as Excite, Infoseek, Yahoo!, Google and Lycos.

We will also face competition from the online versions of newsstand magazines, such as EbonyJet.com (the online version of Ebony and Jet magazines), Essence.com, and Blackenterprise.com.

Our competitors have longer operating histories and more established relationships with customers and end users. They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and web sites. They may have a greater ability to attract and retain users than we do because they operate internet portals with a broader range of content products and services. If our competitors are successful in providing similar or better web sites, more relevant advertisements or in leveraging their platforms or products to make their web services easier to access, our user traffic and the size of our network could be negatively affected, which could negatively affect our revenues.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies and online magazines, we face competition from companies that offer traditional media advertising opportunities, including television, radio and print. This would include such companies as News Corp., Time, Inc. and CBS, among others.  Most large advertisers have set advertising budgets, a portion of which is allocated to internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, our operating results would be harmed.

If we do not innovate and provide services that are useful to users, we may not be able to effectively compete, and our revenues and operating results could suffer.

Our success depends on providing services that make using the internet a more useful and enjoyable experience for our users. Our competitors are constantly developing innovations in web based services. As a result, we must invest significant resources in research and development in order to introduce and enhance services that people can easily and effectively use. If we are unable to provide quality services, then we will fail to attract users, or our users may become dissatisfied and move to a competitor’s services. Our operating results would also suffer if our anticipated services are not responsive to the needs of our users and members, are not appropriately timed with market opportunities or are not effectively brought to market. As internet broadcasting technology and social networks continue to develop, our competitors may be able to offer services that are, or that are seen to be, substantially similar to or better than ours. This may force us to compete in different ways and expend significant resources in order to remain competitive.

We need to enter into strategic relationships with other Websites. If we are unable to do so, our revenues and operating results will suffer.

We will need to establish and maintain strategic relationships with other Websites to attract users, advertisers and compelling content.  There is intense competition for placements and cross promotion on these sites, and we may not be able to enter into relationships on commercially reasonable terms or not at all.  In addition, we may have to pay significant fees to establish and maintain these relationships.

Our business model is dependent upon continued growth in the use of the Internet by our target demographic, and acceptance of our services by our target demographic. If such growth and acceptance do not occur, our business will suffer.

Our business model depends on creating and increasing demand for our content and e-commerce initiatives from our 18-34 urban female target demographic. This in turn depends on this demographic continuing to increase its use of the Internet for obtaining information pertaining to social, political, financial and lifestyle events. There can be no assurance that such growth will continue, or that our services will be accepted by this demographic. If such growth and acceptance do not occur, our business will be materially adversely affected.

Existing technologies can block our ads, which would harm our business.

We expect that much of our revenues will be derived from fees paid by advertisers in connection with the display of ads on web pages. There are existing technologies that can block display of some of the ads which we anticipate will be displayed on our website. As a result, ad-blocking technology could adversely affect our operating results.

We rely on key personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Mr. Philmore Anderson IV, Chief Executive Officer, Mr. Larry J. Stinson, Chief Financial Officer, and Mr. Timothy Kelly, President. There can be no assurance that we will be able to retain the services of such officers and employees.  Our failure to retain the services of our key personnel could have a material adverse effect on us.   In order to support our projected growth, we will be required to effectively recruit, hire, train and retain additional qualified management personnel.  Our inability to attract and retain the necessary personnel could have a material adverse effect on us.

A downturn in United States economic conditions could adversely affect our business.

The U.S. economy is currently experiencing a significant contraction, and it is expected that we will see further economic deterioration in the immediate future. We expect that much of our revenues will be derived from fees paid by advertisers in connection with the display of ads on web pages. The uncertain U.S. consumer spending environment may have a significant negative impact on advertising spending in 2009 and beyond. This may adversely affect our ad revenues which would adversely affect our business and financial results.

Risks Related to our Common Stock:

There is no active, liquid trading market for our common stock.

Our common stock is registered under the Securities Exchange Act of 1934, as amended, and is currently listed on the OTC Bulletin Board. However, there is no regular active trading market in our common stock, and we cannot give an assurance that an active trading market will develop. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;
•	announcements that our revenue or income are below analysts’ expectations;
•	general economic slowdowns;
•	sales of large blocks of our common stock;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and
•	fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of early stage technology companies.

The ownership of our common stock is highly concentrated in our officers and directors.

Our current executive officers and directors beneficially own approximately 51.5% of the Company’s outstanding common stock, including approximately 45% of our outstanding shares which are beneficially owned by our chief executive officer and chairman Philmore Anderson IV. As a result, if they act in concert, our executive officers and directors will control all of the issues submitted to a vote of the Company’s shareholders.  Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our common stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for stockholders to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for the Company’s common stock and could limit an investor’s ability to sell the Company’s common stock in the secondary market.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We have not paid dividends in the past and does not expect to pay dividends for the foreseeable future.  Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

The registration and potential sale, pursuant to this prospectus, by the selling stockholders of a significant number of shares could depress the price of our common stock.

Because there is not an active, liquid public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders. However, we will generate proceeds from the cash exercise of the warrants by the selling stockholders, if any. We intend to use those proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 19,904,437 shares of our Common Stock from time to time in one or more offerings under this prospectus, including 9,994,034 shares which are issuable upon the exercise of warrants held by certain selling stockholders. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Beneficial Ownership Before the Offering (1)		Percentage of Common Stock Owned Before Offering (2)	Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage of Ownership After Completion of Offering
Dale Banks	320,000	(3)	1.03%	320,000	(3)	0	*

Steven Benkovsky	1,600,000	(4)	5.19%	3,200,000	(5)	0	*

Timothy Marks	1,600,000	(4)	5.19%	3,200,000	(5)	0	*

Alan Swain	80,000	(6)	*	80,000	(6)	0	*

Robert Kammann	100,000	(7)	*	100,000	(7)	0	*

Joe R. Hipp & Vicki L. Hipp	50,000	(8)	*	50,000	(8)	0	*

Larry Hansen	20,000	(9)	*	20,000	(9)	0	*

John Esposito	200,000	(10)	*	200,000	(10)	0	*

Sean Brennan	50,000	(8)	*	50,000	(8)	0	*

Susanti Chodhury	200,000	(10)	*	200,000	(10)	0	*

RWR Properties, Inc. (11)	80,000	(6)	*	80,000	(6)	0	*

Renald Anelle	200,000	(10)	*	200,000	(10)	0	*

Frank Giordano	100,000	(7)	*	100,000	(7)	0	*

Robo Ventures Ltd. (12)	100,000	(7)	*	100,000	(7)	0	*

Chris Tsamasiros & Deborah Tsamasiros	120,000	(13)	*	120,000	(13)	0	*

Carlos Carvalho	160,000	(14)	*	160,000	(14)	0	*

Colin Offenhartz	400,000	(15)	1.29%	400,000	(15)	0	*

John Meeks	80,000	(6)	*	80,000	(6)	0	*

Jeffrey A. Sitler	8,000	(16)	*	8,000	(16)	0	*

Arivoli Veerappan	160,160	(17)	*	160,160	(17)	0	*

Steven J. Graves	19,936	(18)	*	19,936	(18)	0	*

Dwight E. Long	40,000	(19)	*	40,000	(19)	0	*

Robert Lipic	56,000	(20)	*	56,000	(20)	0	*

Gary Grigg	144,000	(21)	*	144,000	(21)	0	*

Baroness LLC (22)	550,000	(23)	1.77%	550,000	(23)	0	*

Bross Family Management Co. (24)	800,000	(25)	2.56%	800,000	(25)	0	*

Thomas G. Charles	25,000	(26)	*	25,000	(26)	0	*

Pulcherio & Ofelia Palma	755,590	(27)	2.42%	355,590	(28)	0	*

Palma Homes Inc. Pension (29)	400,000	(15)	1.29%	400,000	(15)	0	*

Bruce S. Burch	35,200	(30)	*	35,200	(30)	0	*

James S. & Patricia M. Lorenzo	200,000	(10)	*	200,000	(10)	0	*

Wojciech Kuczynski	69,600	(31)	*	69,600	(31)	0	*

Brent McPherson	100,000	(7)	*	100,000	(7)	0	*

Thomas Ventrone	100,000	(7)	*	100,000	(7)	0	*

David & Rigina Silvia	50,000	(8)	*	50,000	(8)	0	*

Robert & Jay Fullhardt	40,000	(19)	*	40,000	(19)	0	*

Grover Hubley	50,000	(8)	*	50,000	(8)	0	*

Anthony Gennaro	40,000	(19)	*	40,000	(19)	0	*

Robert Keller	40,000	(19)	*	40,000	(19)	0	*

William E. Dertinger, Jr. & Francesca Dertinger	56,000	(20)	*	56,000	(20)	0	*

Norman & Isim Fineman	100,000	(7)	*	100,000	(7)	0	*

Augustine Piccolo	40,000	(19)	*	40,000	(19)	0	*

Albert & Heidi Gentile	40,000	(19)	*	40,000	(19)	0	*

Marvin & Margaret Gittes	160,000	(14)	*	160,000	(14)	0	*

Anna & Erik Figenskau	50,000	(8)	*	50,000	(8)	0	*

Michael Duffy	200,000	(10)	*	200,000	(10)	0	*

Bruce Partridge	40,000	(19)	*	40,000	(19)	0	*

Foster Haunz	35,200	(30)	*	35,200	(30)	0	*

Thomas W. Eardley	16,000	(32)	*	16,000	(32)	0	*

Thomas Pogodzinski	80,000	(6)	*	80,000	(6)	0	*

Melvin Schlater	20,000	(9)	*	20,000	(9)	0	*

Peter Bohan	41,600	(33)	*	41,600	(33)	0	*

William D. Edwards	29,020	(34)	*	29,020	(34)	0	*

Bert Steve & Deborah Pesce	400,000	(35)	1.29%	200,000	(10)	0	*

Central Jersey Collision Corp. DBA Elizabeth Rock Center (36)	200,000	(10)	*	200,000	(10)	0	*

Krzysztof Czapka & Tadensz Niepsuj	60,800	(37)	*	60,800	(37)	0	*

Michael P. Robbins	40,000	(19)	*	40,000	(19)	0	*

Gregory Gelman	16,000	(32)	*	16,000	(32)	0	*

Mildred Samuel	39,962	(38)	*	39,962	(38)	0	*

Antonio Fasolino	200,000	(10)	*	200,000	(10)	0	*

Terry Traeder	116,800	(39)	*	116,800	(39)	0	*

Marc Rotter	40,000	(19)	*	40,000	(19)	0	*

Thomas Dean	52,800	(40)	*	52,800	(40)	0	*

Leonard W. Lewis	100,000	(7)	*	100,000	(7)	0	*

Glen Tracy	46,400	(41)	*	46,400	(41)	0	*

Domingo Rodriguez	64,000	(42)	*	64,000	(42)	0	*

Harry Reed	40,000	(19)	*	40,000	(19)	0	*

Stephen Minnich	20,000	(9)	*	20,000	(9)	0	*

Mike McConaughey	80,000	(6)	*	80,000	(6)	0	*

Duarte Trust (43)	50,000	(8)	*	50,000	(8)	0	*

David L. Creck	600,000	(44)	1.93%	600,000	(44)	0	*

David Werdin	200,000	(10)	*	200,000	(10)	0	*

Wallace W. Watkins	200,000	(10)	*	200,000	(10)	0	*

Ralph W. Gitz	50,000	(8)	*	50,000	(8)	0	*

Robert Green	20,000	(9)	*	20,000	(9)	0	*

Gary Alexander	40,000	(19)	*	40,000	(19)	0	*

Charles Chief Boyd	50,000	(8)	*	50,000	(8)	0	*

Frank Rocca	20,000	(9)	*	20,000	(9)	0	*

Charles B. Habbard	32,000	(45)	*	32,000	(45)	0	*

Gary Francis	200,000	(10)	*	200,000	(10)	0	*

Robert Fielitz	50,000	(8)	*	50,000	(8)	0	*

Jesse Jones	200,000	(10)	*	200,000	(10)	0	*

Roberta Dyer	8,000	(16)	*	8,000	(16)	0	*

John Thomas Bridge & Opportunity Fund (46)	1,516,369	(47)	4.84%	1,516,369	(47)	0	*

Marathon Advisors (48)	400,000	(49)	1.29%	300,000	(50)	100,000	*

Kevan Walker	200,000	(51)	*	200,000	(51)	0	*

Cheryl Keeling	600,000	(52)	1.93%	50,000	(53)	0	*

BPA Associates, LLC (54)	1,425,000	(55)	4.62%	350,000	(56)	1,075,000	2.63%

Gregg Feinstein	724,000	(57)	2.35%	350,000	(58)	374,000	*

John Thomas Financial, Inc. (59)	4,000,000	(60)	12.57%	1,000,000	(61)	3,000,000	7.35%

Sichenzia Ross Friedman Ference LLP (62)	500,000	(63)	1.61%	250,000	(64)	250,000	*

* Less than 1%.

 (1)  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) This percentage is based upon 30,812,042 shares issued and outstanding as of November 5, 2008 plus the additional shares that the selling stockholder is deemed to beneficially own.

(3) Represents 160,000 Common Shares issued in the Private Placement, and 160,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(4) Represents Common Shares issued in the Private Placement. Does not include 1,600,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement. The Investor Warrants cannot be exercised to the extent such exercise would result in the holder and its affiliates owning more than 4.99% of the Company’s outstanding Common Stock. The selling stockholder’s beneficial ownership is limited accordingly.

(5)   Represents 1,600,000 Common Shares issued in the Private Placement, and 1,600,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(6) Represents 40,000 Common Shares issued in the Private Placement, and 40,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(7) Represents 50,000 Common Shares issued in the Private Placement, and 50,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(8) Represents 25,000 Common Shares issued in the Private Placement, and 25,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(9) Represents 10,000 Common Shares issued in the Private Placement, and 10,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(10) Represents 100,000 Common Shares issued in the Private Placement, and 100,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(11) Ralph Lembrich has voting and dispositive powers over the securities of the Company owned by RWR Properties, Inc.

(12) Robert Oram has voting and dispositive powers over the securities of the Company owned by Robo Ventures Ltd.

(13) Represents 60,000 Common Shares issued in the Private Placement, and 60,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(14) Represents 80,000 Common Shares issued in the Private Placement, and 80,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(15) Represents 200,000 Common Shares issued in the Private Placement, and 200,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(16) Represents 4,000 Common Shares issued in the Private Placement, and 4,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(17) Represents 80,080 Common Shares issued in the Private Placement, and 80,080 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(18) Represents 9,968 Common Shares issued in the Private Placement, and 9,968 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(19) Represents 20,000 Common Shares issued in the Private Placement, and 20,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(20) Represents 28,000 Common Shares issued in the Private Placement, and 28,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(21) Represents 72,000 Common Shares issued in the Private Placement, and 72,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(22) Cheryl Keeling has voting and dispositive powers over the securities of the Company owned by Baroness LLC.

(23) Represents 275,000 Common Shares issued in the Private Placement, and 275,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(24) Chester Bross has voting and dispositive powers over the securities of the Company owned by Bross Family Management Co.

(25) Represents 400,000 Common Shares issued in the Private Placement, and 400,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(26) Represents 12,500 Common Shares issued in the Private Placement, and 12,500 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(27) Includes 400,000 shares (representing 200,000 Common Shares issued in the Private Placement, and 200,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement) beneficially owned by Palma Homes Inc. Pension. Pulcherio & Ofelia Palma have voting and dispositive powers over the securities of the Company owned by Palma Homes Inc. Pension.  Also includes an additional 177,795 Common Shares and 177,795 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(28) Represents 177,795 Common Shares issued in the Private Placement, and 177,795 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(29) Pulcherio & Ofelia Palma have voting and dispositive powers over the securities of the Company owned by Palma Homes Inc. Pension.

(30) Represents 17,600 Common Shares issued in the Private Placement, and 17,600 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(31) Represents 34,800 Common Shares issued in the Private Placement, and 34,800 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(32) Represents 8,000 Common Shares issued in the Private Placement, and 8,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(33) Represents 20,800 Common Shares issued in the Private Placement, and 20,800 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(34) Represents 14,510 Common Shares issued in the Private Placement, and 14,510 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(35) Includes 200,000 shares (representing 100,000 Common Shares issued in the Private Placement, and 100,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement) beneficially owned by Central Jersey Collision Corp. DBA Elizabeth Rock Center. Bert Steve & Deborah Pesce have voting and dispositive powers over the securities of the Company owned by Central Jersey Collision Corp. DBA Elizabeth Rock Center.  Also includes an additional 100,000 Common Shares and 100,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(36) Bert Steve & Deborah Pesce have voting and dispositive powers over the securities of the Company owned by Central Jersey Collision Corp. DBA Elizabeth Rock Center.

(37) Represents 30,400 Common Shares issued in the Private Placement, and 30,400 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(38) Represents 19,981 Common Shares issued in the Private Placement, and 19,981 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(39) Represents 58,400 Common Shares issued in the Private Placement, and 58,400 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(40) Represents 26,400 Common Shares issued in the Private Placement, and 26,400 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(41) Represents 23,200 Common Shares issued in the Private Placement, and 23,200 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(42) Represents 32,000 Common Shares issued in the Private Placement, and 32,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(43) Joseph A. Duarte has voting and dispositive powers over the securities of the Company owned by Duarte Trust.

(44) Represents 300,000 Common Shares issued in the Private Placement, and 300,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(45) Represents 16,000 Common Shares issued in the Private Placement, and 16,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement.

(46) George Jarkesy has voting and dispositive powers over the securities of the Company owned by John Thomas Bridge & Opportunity Fund. Mr. Jarkesy disclaims beneficial ownership of the securities.

(47) Represents 1,016,369 outstanding shares of Common Stock and 500,000 shares of Common Stock underlying warrants with an exercise of $1.50. The warrants and 500,000 of the outstanding shares were issued as additional consideration for a bridge made by the selling stockholder to Sahara Media, Inc. in July 2008. The remaining 516,369 shares were issued in private placements by MFI in October 2007, November 2007 and February 2008.

(48) Brian Rodriguez has voting and dispositive powers over the securities of the Company owned by Marathon Advisors.

(49) Represents 100,000 outstanding shares of Common Stock and 300,000 shares of Common Stock underlying warrants with an exercise price of $1.10. The shares and warrants were issued to the selling stockholder for consulting services.

(50) Represents 300,000 shares of Common Stock underlying warrants with an exercise price of $1.10.

(51) Represents shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 200,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares to the selling stockholder for an aggregate purchase price of $100,000.

(52) Includes 550,000 shares (representing 275,000 Common Shares issued in the Private Placement, and 275,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement) beneficially owned by Baroness LLC. Cheryl Keeling has voting and dispositive powers over the securities of the Company owned by Baroness LLC.  Also includes an additional 50,000 shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 50,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares to the selling stockholder as additional consideration for a bridge loan in the amount of $100,000.

(53) Represents shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 50,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares to the selling stockholder as additional consideration for a bridge loan in the amount of $100,000.

(54) Philmore Anderson III Anderson has voting and dispositive powers over the securities of the Company owned by BPA Associates, LLC. Philmore Anderson III is a director of the Company, and the father of Philmore Anderson IV, the chief executive officer and chairman of the Company.

(55) Represents shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 1,425,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to the selling stockholder as part of the consideration for the Honey Database.

(56) Represents shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 350,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to the selling stockholder as part of the consideration for the Honey Database.

(57) Represents shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 724,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to the selling stockholder in exchange for the selling stockholder’s foregoing of $12,000 in debt.

(58) Represents shares of Common Stock issued to the selling stockholder in exchange for the cancellation of 350,000 shares of common stock of Sahara Media, Inc., pursuant to the Merger Agreement. Sahara Media, Inc. issued the shares of common stock to the selling stockholder in exchange for the selling stockholder’s foregoing of $5,801 in debt.

(59) Thomas Belesis has voting and dispositive powers over the securities of the Company owned by John Thomas Financial, Inc. Mr. Belesis disclaims beneficial ownership of the securities. John Thomas Financial, Inc., a broker dealer which is a member of FINRA, was the exclusive placement agent for the Private Placement.

(60) Represents 3,000,000 outstanding shares of Common Stock and 1,000,000 shares of Common Stock underlying the Broker Warrants. The outstanding shares and the Broker Warrants were issued for investment banking services.

(61) Represents shares of Common Stock underlying the Broker Warrants. The Broker Warrants were issued for investment banking services.

(62) Greg Sichenzia, Marc Ross, Richard Friedman, Michael Ference, Thomas Rose, Jeffrey Fessler and Darrin Ocasio have voting and dispositive powers over the securities of the Company owned by Sichenzia Ross Friedman Ference LLP. Mr. Sichenzia, Mr. Ross, Mr. Friedman, Mr. Ference, Mr. Rose, Mr. Fessler, and Mr. Ocasio disclaim beneficial ownership of the securities. Sichenzia Ross Friedman Ference LLP is the Company’s legal counsel.

(63) Represents 250,000 outstanding shares of Common Stock, and 250,000 shares of Common Stock underlying warrants with an exercise price of $1.50. The outstanding shares and warrants were issued to the selling stockholder for legal services.

(64) Represents 250,000 shares of Common Stock underlying warrants with an exercise price of $1.50. The warrants were issued to the selling stockholder for legal services.

PLAN OF DISTRIBUTION

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 19,904,437 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 50,000,000 shares of Common Stock having a par value of $0.003 per share and 10,000,000 shares of preferred stock having a par value of $0.0001 per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that Sichenzia Ross Friedman Ference LLP owns 250,000 shares of the Company's Common Stock and five-year warrants to purchase 250,000 shares of Common Stock with an exercise price of $1.50. The 250,000 shares underlying the warrants are included in this prospectus.

  DESCRIPTION OF BUSINESS

Background

We are a development-stage company located in New York. Until March 2004, Vanguarde Media, an entity not affiliated with us, published Honey Magazine, a publication targeting the 18-34 urban female demographic. As a result of financial difficulties of Vanguarde Media, Honey Magazine ceased publishing in 2004. Vanguarde Media filed for bankruptcy in November 2003 and in February 2005 Sahara through the bankruptcy proceedings purchased the “Honey” trademark for the class of paper goods and printed matter.

We plan to launch Honey as an online magazine and social network.

We expect that the primary components of our business will be:

•	The online magazine Honeymag.com
•	The social network Thehivespot.com
•	Our database of approximately 4.05 million names in the 18-34 urban female demographic (the “Honey Database”)

With the Honey brand and the Honey Database we will seek to connect with audiences and secure brand leadership for our target demographic.

We plan to launch the online magazine Honeymag.com, followed by the launch of the social network Thehivespot.com, within approximately four months. We believe this strategy will allow us to exploit the synergies of our online magazine and social networking site as well as offline events.  We plan to employ our launch and expansion strategy through an integrated online and offline strategy.

As demand for integrated, cross-media marketing increases, we plan to extend the Honey brand to other platforms such as radio, television, and product licensing to add value for our advertising partners and to increase Honey’s brand equity, online readership and membership in the social network.

The Market Opportunity

We believe there is an unmet market need for a marketing product that integrates online and offline media.  Online advertising as a percentage of advertising budgets has been increasing over the years but we believe the combination of online and offline marketing has become increasingly important.

Market Positioning and the Honey Database

We plan to develop and use Honey’s online presence, the Honey Database and other cost-effective marketing to reconnect with the Honey audience.

Sahara acquired approximately 3,660,000 of the 4,050,000 names included in the Honey Database pursuant to an asset purchase agreement (the “Database Purchase Agreement”), by and between Sahara Media, Inc. and BPA Associates, LLC (“BPA”). The remaining portion of the Honey Database, including approximately 384,000 names, was already owned by Sahara prior to entering into the Database Purchase Agreement. BPA is an entity owned by Bertha Anderson, who is the mother of Philmore Anderson IV, our chief executive officer. Under the Database Purchase Agreement, we paid BPA $825,000 in cash, of which $50,000 was paid upon the closing of a bridge loan in July 2008, and an additional $775,000 was paid upon the closing of the Private Placement on September 17, 2008. In addition, pursuant to the Database Purchase Agreement, upon the closing of the Private Placement, we issued BPA 1,425,000 shares of common stock. The closing under the Database Purchase Agreement occurred upon the closing of the Private Placement on September 17, 2008.

We will seek to attract unique visitors to the online magazine and develop our advertising base by developing and refining our editorial and production standards to provide consistently fresh, relevant content. Upon maturity, we will seek to expand the reach of the Honey brand through licensing to radio, television, consumer products, and other platforms as appropriate to reach our target demographic.

Market Size and Analysis

African-American Demographic Overview

We believe we are positioned to benefit from several converging market trends, including overall target population growth, the dramatic increase of spending power and influence of African-American women, and higher-than-average African-American magazine readership.

African-American Consumer Profile: Young, Increasingly Affluent and Educated

The African-American population skews younger than the U.S. population. In 2005, the median age of the African-American population was 31.3 compared to 40.4 for non-Hispanic whites (source: U.S. Census Bureau, 2005) In addition, females represent a greater percentage of the African-American population than of the general U.S. population (Source: U.S. Census Bureau, 2004).

African-American Women Are the Leading Driver of Increased Spending

The purchases made by black women are the single biggest influence on the growth of African-American spending (Source: “The Buying Power of Black America--2003,” Target Market News).

In 2003, black women showed increased expenditures in categories in which they are the dominant buyers. These include childcare (+8%), personal care products (+18%), gifts (+155%), food (+3%), women’s apparel (+2%), women’s footwear (+13%) (Source: “The Buying Power of Black America--2003,” Target Market News).

Snapshot of the African-American Market

The following trends provide specific evidence of the size, growth, and viability of Honey’s target market:

African-American influence pervades American culture—fashion, music, dance and language are just a few examples of the power that this market segment has on America.

From 1990 to 2012, the African-American population is projected to grow by 35.3% compared to a 26.6% increase for the total U.S. population, according to the University of Georgia’s Selig Center for Economic Growth.  Currently, the African-American population comprises 13% of the total U.S. population. The percent of African-Americans who are new immigrants continues to grow and contribute to the vitality of the community. The market research firm Synovate estimated in 2006 that 8.5% of the African-American population was foreign born. This represents an increase from the 7.4% of the African-American population who were immigrants in 1990 (Source: U.S. Census Bureau, 2004).

We believe it is particularly important for marketers to note that the buying power of African-Americans rose 166% in 17 years, from $318 billion in 1990 to $845 billion in 2007, according to the University of Georgia’s Selig Center for Economic Growth. By 2012, the buying power of African-Americans is projected to grow to more than $1 trillion, according to the University of Georgia’s Selig Center for Economic Growth.

In 2006, 5.7 million African-Americans owned their homes, up from 4.3 million since the 1990 Census, an increase of approximately 33% (source: Target Market News, "The Buying Power of Black America" Study, 2003).

African-Americans continue to increase their spending in proportion to their rising income. Black households also continue to spend more, collectively, than other minorities in virtually every consumer product and service category (source: Target Market News, "The Buying Power of Black America" Study, 2003).

Honey targets a significant segment within the African-American market

•	There are 19.8 million African-American women in the U.S., or 52% of the overall African-American population (source: Target Market News, "The Buying Power of Black America" Study, 2003)

•	Of these women, 5.027 million are between the ages of 18 – 34 (source: U.S. Census Bureau, 2004)

•	84% of African-Americans are regular magazine readers (source: MRI Data, 2004)

•	The average African-American reads 13.3 magazines per month compared to 9.7 per month for Caucasians (source: MRI Data, 2004).

Competition

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people with information and entertainment on the web. We intend to leverage the Honey brand by integrating our online magazine and the Honey Database, and working with our operational, PR and professional partners to effectively compete. Below is a breakdown of the competition that we face in our three main planned business segments.

Competition in the Social Networking Space

Online social networking services are used regularly by millions of people. Below is a list of the primary networks that with whom our planned social network Thehivespot.com would naturally compete.

o	Facebook.com – Is the leading social network in the world with an estimated 116 million unique registered users worldwide.

o
MySpace.com – Is the network that has arguably started the mainstream interest in social networks. It has been acquired by News Corp for $580 million.  MySpace now has roughly 115 million registered users worldwide and was only recently passed by Facebook as the leading social network.

o
LinkedIn.com – A business focused social network.  This is one of the most successful social networks that is highly focused and not as generalist as Facebook and MySpace.  LinkedIn has a global unique user base of 7.5 million people.

o	Friendster.com – Is another leading social network that is similar to Facebook and has a global user base of 40 million people.

o
Badoo.com – Badoo is a specialized social network that focuses on an international user base.  Badoo.com has experienced rapid growth with just fewer than 14 million registering as users since its launch in 2006.

o	QuePasa.com – QuePasa is a social network focused on the Hispanic market.

o	BlackPlanet.com – BlackPlanet is perhaps our most direct competition as it is a social network directed solely at the African-American demographic. BlackPlanet has roughly 18 million registered users.

Competition in the Online Magazine Space

We plan to launch Honeymag.com as an online magazine. As we believe there has not been a pure online magazine especially targeting urban women the closest competition is presented below:

•	EbonyJet.com – This is the online version of the Ebony and Jet magazines. Unlike Honey, there is no social networking component to Ebonyjet.com.

•	Essence.com – Essence is the second traditional competitor along with Ebony to Honey. Essence.com also lacks a social network.

•	BlackEnterprise.com – We believe that this, along with Black-Collegian.com and BlackBeautyMagazine.com are the closest online magazine competition outside of EbonyJet and Essence to Honey.

We will attempt to distinguish Honey from its principal online magazine competition through editorial content that integrates the social network and the full version of the online magazine.

Competition in the Database Management Business

Our main asset besides our Honey brand is our proprietary Honey Database. We believe the Honey Database will be integral to our launch, by generating revenue through the licensing of the Honey Database to advertisers, political parties, and others.

Companies such as Epsilon, SIGMA Marketing Group, eROI and CAS, Inc will be our chief competition in the database marketing space.  However, we do not anticipate that competition in the database management business will materially affect our operations.

Honey Brand Name

The Honey brand is aimed at the 18-34 year old black female. It aims to address the lifestyle and interests of this demographic by providing editorial content that is relevant, entertaining, informative, and inspiring.

Description of the Brand

We intend to re-establish the Honey brand with a focus on the issues and lifestyle that affect the black female--what she wears, what she wants out of her career, how she connects to others, what she aspires to in life, and how she feels about herself.

To re-establish the Honey brand, we intend to create and provide content such as skin care tips, make-up techniques, club fashion, clothing reviews, shopping advice, sexual columns, and health news, all from a young, black, female perspective.

We believe that at this time, there is not a single online publication exclusively targeting the 18-34 urban female market.

Honey’s closest competition is Essence magazine. However, Essence’s audience base is older, married, and has a higher percentage of men.

Other competition includes magazines targeting African-American readership in general: Ebony, Vibe, Vixen, Jet, Source, and Black Enterprise. However, these publications have had a different editorial focus.

Business Model

Bringing the Online and Offline Models Together

We will seek to combine the traditional forms of advertising under one roof: online, offline and events.  To this end, the Honey Database will be used to maximize Honey’s brand awareness and to drive traffic to our social network, online magazine and to events.

Through online advertising, direct marketing, events and social networking, we will seek to leverage the Honey brand name and the Honey Database.

We believe the most critical key to success is delivering a high-quality product.

We believe editorial content and using the Honey Database is the second key to success.  We will seek to achieve targeted circulation levels in a cost-efficient manner.

Blue chip advertising relationships are essential to our success as well. We will seek to quickly connect with Honey’s past advertisers while forging new agency and corporate relationships.

We will also seek to create advertising impact, such that advertising agencies and brands will view Honey as the best way to reach our highly targeted audience. Ads should appear in the relevant editorial context to maximize receptivity. Online quality and ad layout should exceed sponsor expectations.  We believe integrating Honey’s online content with the social network Thehivespot.com is the key to maximizing our target marketing potential.

Finally, we will seek to make all production and distribution dates in a timely fashion while exercising cost discipline in all areas of the business.

Expansion Plan

We anticipate that the foundation for our expansion will involve our use of direct mail and email to contact names on our Honey Database, the licensing of our Honey Database for potential revenue generation, utilization of the Honeymag.com website and its integration with the social network Thehivespot.com to drive web traffic, agent-based promotions to drive online readership, and public relations efforts including fashion week in New York City. We plan to introduce Thehivespot.com in 75 black colleges and universities throughout the U.S.

In addition, we will seek to establish the presence of the Honey brand at black-oriented events, placements in black-oriented films, music videos, and television shows on an opportunistic basis, and other non-traditional marketing on an opportunistic basis.

We also plan to launch Honey as a quarterly, limited edition magazine, after we have re-established the Honey brand through the online magazine and provided there is sufficient advertising demand. We believe limiting the circulation of each issue to 100,000 samples to be sent to the top media, advertising and fashion executives will create buzz for the Honey brand that will further create the foundation for licensing the Honey brand to key related industries.

Sales Strategy

We plan to generate revenues by (1) selling online advertising to corporate and agency clients, and (2) licensing our Honey Database.

The Honey Database is highly specific and encompasses an important marketing and political demographic.  We plan to generate revenue from the Honey Database by licensing it to advertisers as well as non-profit organizations.

We plan to target both well-known brands, including both past Honey advertisers and new prospects; and agencies, including African-American focused and traditional agencies, to secure advertising sales.

For both brands and agencies, we will offer a range of creative sponsorships, including online ads, special issues, special sections, branded promotions, and other integrated media as appropriate.

The following are key priorities for our sales effort:

• Connect with well-known advertisers who have supported Honey in the past

• Leverage high-level relationships of new management team to break ground with new advertising targets.

Our management team has years of industry experience and contacts with major brands and agencies. These relationships are a critical starting point for acquiring new advertising partners.

• Leverage special issues and promotions for increased ad sales in key categories

Honey will use a range of special issues, sections, and promotions to add value for advertising partners and attract new sponsors.

Special issues currently planned include Holiday Gift Guide, Automotive, Travel, and Health. These issues will be complemented by a range of promotional opportunities such as travel contests, beauty makeover contests, technology giveaway contests, and others as appropriate.

• Develop rate incentive program for new and valued advertising partners

Charter advertiser incentives will be developed for advertising partners who commit to long-term insertions. Currently, we plan to offer a rate break for those who commit to nine or more insertions.

• Provide integrated, multi-platform solutions to complement online offering

The focus of our initial media programs will be the online magazine and social network supplemented by off-line promotion.

We believe that in the coming years, advertisers will increasingly demand integrated media solutions that combine print, web, events, and broadcast media. To meet this demand, we anticipate the development of a number of other media options, including Honey Radio, Honey TV, Honey Music, and other brand extensions. Our success does not rely on these extensions. However, we believe that they will be a highly cost effective way to enhance brand equity while creating additional sponsorship value for our advertising partners.

Project Development

We have retained Dogmatic, Inc. (“Dogmatic”) to develop and launch our online magazine and social networking site.

Dogmatic, is a creative production services agency with offices in New York City and Venice, CA.

In addition, we have retained Ripple6, Inc., to provide ongoing maintenance and support services for our online magazine and social networking site.

Thehivespot.com—Social Networking Functionality

Web branding and design will allow us to select and coordinate available components so as to create an efficient layout and structure. Dogmatic will design a web shell that is simple and flexible to display content according to various user preferences (both front-end and back-end). Creating an appropriate balance between eye-catching design and engaging/informative content will reinforce the Honey web brand. This combination will encourage visitors to become accustomed to and ultimately return to our website for general information and updates.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. We face risks from some of the proposed legislation that could be passed in the future.

In the U.S., laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our business.

Likewise, a range of other laws and new interpretations of existing laws could have an impact on our business. For example, in the U.S. the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights or other rights. The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from children under 13. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

Similarly, the application of existing laws prohibiting, regulating or requiring licenses for certain businesses of our advertisers, including, for example, online gambling, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our users. For example, some French courts have interpreted French trademark laws in ways that would, if upheld, limit the ability of competitors to advertise in connection with generic keywords.

We are also subject to federal, state and foreign laws regarding privacy and protection of user data. Any failure by us to comply with our posted privacy policies or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could potentially harm our business. In addition, the interpretation of data protection laws, and their application to the internet, in Europe and other foreign jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and to have to change our business practices. Further, any failure by us to protect our users’ privacy and data could result in a loss of user confidence in our services and ultimately in a loss of users, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, even where we have no local entity, employees or infrastructure.

Intellectual Property

Our Honey Database, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. In particular, we consider the “Honey” trademark and our related trademarks to be valuable to us and will aggressively seek to protect them. We have registered the following trademarks in the United States for the class of paper goods and printed matter: Honey, and Honey Hair & Beauty. In addition, we have U.S. trademark applications pending for the class of paper goods and printed matter for the following trademarks: Honey Bride, and Honey Teen; and have U.S. trademark applications pending for the class of education and entertainment for the following trademarks: Honey, Honey Bride, Honey Teen, and Honey Hair & Beauty.

Employees

As of the date of this prospectus, we have four full-time employees. We consider our employees relations to be good.

Research and Development

For the six months ended June 30, 2008, we incurred $101,137 and for the years ended December 31, 2007 and 2006 we incurred $143,351 and $183,272, respectively, on research and development.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 81 Greene Street, 4th Floor, New York, New York 10012. The offices consist of approximately 2,750 square feet. Our current monthly rent is $9,000 (which will increase to $9,600 by October 2010) under a three year lease that commenced in October 2008. We believe that our properties are adequate for our current and immediately foreseeable operating needs.

LEGAL PROCEEDINGS

As of the date of this prospectus, we are not party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

        All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Plan of Operation

We are a development-stage company located in New York. Since our formation, we have concentrated on developing our business strategy and obtaining financing. We plan to re-launch Honey as an online magazine and social network within the next four months from the date of this report. We expect that the primary components of our business will be:

•	The online magazine Honeymag.com
•	The social network Thehivespot.com
•	Our database of approximately 4.05 million names in the 18-34 urban female demographic (the “Honey Database”)

As demand for integrated, cross-media marketing increases, we plan to extend the Honey brand to other platforms such as radio, television, and product licensing to add value for our advertising partners and to increase Honey’s brand equity, online readership and membership in the social network.

We plan to generate revenues through: (i) advertising sales from our online magazine and social network web sites; (ii) licensing of our database; and, (iii) direct marketing and sponsorships.

Results of Operations

Since inception, Sahara has generated de minimis revenue from advertising and the licensing of its database.  In the same period, Sahara has incurred expenses related to securing the “Honey” Brand trademarks, funding the development of a business plan, and raising capital.

Six Months Ended June 30, 2008 as Compared to Six Months Ended June 30, 2007

Revenues for the six months ended June 30, 2008 were $2,924, compared to $0 for the six months ended June 30, 2007. We attribute the increase to on-line advertising revenue from several clients.

Product development expense for the six months ended June 30, 2008 was $101,137, compared to $92,499 for the six months ended June 30, 2007. We attribute the increase of $8,638 or 9% to website consultanting fees.

Selling and marketing expense for the six months ended June 30, 2008 was $27,871, compared to $2,000 for the six months ended June 30, 2007. We attribute the increase of $25,871 to consulting fees.

General and administrative expense for the six months ended June 30, 2008 was $201,650, compared to $151,813 for the six months ended June 30, 2007. We attribute the increase of $49,837 or 33% to consulting fees.

Interest expense to a related party for the six months ended June 30, 2008 was $17,053, compared to $18,832 for the six months ended June 30, 2007. Interest expense for the six months ended June 30, 2008 was $15,238 compared to $10,439 for the six months ended June 30, 2007.

As a result of the foregoing, net loss for the six months ended June 30, 2008 was $360,024, compared to $275,583 for the six months ended June 30, 2007.

Liquidity and Capital Resources

As of September 30, 2008, we had a cash balance of $119,049 in the operating account.  As of October 31, 2008 we had $5,072,557 in the investment account.

On July 1, 2008, we received gross proceeds of $500,000 from a bridge loan from John Thomas Bridge and Opportunity Fund LP (“JTO”).  JTO received 500,000 common shares and 500,000 warrants to purchase common shares at an exercise price of $1.50.

On May 21, 2008, we entered into an investment banking relationship with John Thomas Financial (JTF) to raise on a best efforts basis an amount of up to USD $10 million.  Prior to this relationship our financing activities consisted of loans with warrants, vendor financing and advances made by SE, LLC and Philmore Anderson, IV to cover our operating expenses.

On July 31, 2008, we received gross proceeds of $50,000 from a common share sale consisting of 100,000 shares to provide for working capital. The shares were issued related to Agreement and Plan of Merger.

On September 5, 2008, we received gross proceeds of $100,000 from a bridge loan and issued 50,000 shares of common stock, on October 16, 2008, as additional consideration for the bridge loan, to provide for working capital.

On September 17, 2008, the Company issued the 500,000 common shares to JTO related to the July 1, 2008 bridge loan.

On September 17, 2008, the Company issued 3,000,000 common shares to JTF related to the investment banking agreement of May 21, 2008.

On September 17, 2008, the Company issued 6,526,159 shares of common stock and five-year warrants for purchase of 6,526,159 shares of common stock with an exercise price of $2.50, to accredited investors, for an aggregate purchase price of $8,157,688.  JTF acted as the exclusive placement agent for the private placement.

On September 17, 2008 the Company issued 18,150,000 shares of common stock related to the Merger Agreement.  Company common shares were issued in exchange for shares of Sahara on a one for one basis, as follows:

•	8,763,390 shares to Sahara Entertainment, LLC (SE LLC)
•	5,000,000 shares to SE LLC escrowed to be release on achievement of certain thresholds
•	100,000 shares to Philmore Anderson IV
•	200,000 for purchase of common shares by an investor
•	2,711,610 common shares issued on conversion of certain debts owed by the Company.
•	1,425,000 common shares issued to BPA Associates on purchase of the database
•	400,000 shares issued for services rendered by SE LLC
•	50,000 shares issued as additional consideration for a bridge loan

On September 17, 2008, the Company issued shares of common stock, as follows:

•	250,000 shares for legal services rendered
•	150,000 shares for services rendered

On October 8, 2008, the Company issued an aggregate of 1,413,875 shares of common stock and five-year warrants for purchase 1,413,875 shares of common stock with an exercise price of $2.50, to accredited investors, for an aggregate purchase price of $1,767,244. JTF acted as the exclusive placement agent for the private placement.

On October 20, 2008, the Company issued 4,000 shares of common stock and five-year warrants to purchase 4,000 shares of common stock with an exercise price of $2.50, to an accredited investor, for a purchase price of $5,000. JTF acted as the placement agent for the private placement.

Transactions in escrow account

From August 12 to October 20, 2008, subscription receipts and disbursements to the raise escrow account totaled $9,930,043.  The company netted $6,644,540 for working capital purposes after payments from escrow, as follows:

•	$1,890,895 to JTF representing 10% fee of $992,996, 3% non-accountable expenses of $297,899, success fee of $400,000 and finder’s fee of $200,000.
•	$257,800 legal payments.
•	$400,000 to JTO for indemnification as per Indemnification Agreement.
•	$512,821 to JTO for repayment of $500,000 debenture including accrued interest of $12,821 as per Debenture agreement.
•	$100,329 for repayment of bridge loan, representing principal repayment of $100,000 and $329 of interest.
•	$3,595 for various fees.
•	$120,000 payment as a finder's fee.

Transactions in investment account

The net proceeds of $6,644,540 were deposited into an interest bearing account. The balance in the account as of October 30, 2008 was $5,072,557.  Transaction activity in the account to October 30, 2008, is as follows:

•	$600,000 of transfers to the Company’s operating account.
•	$775,000 to BPA Associates for balance of amount due for purchase of the database.
•	$225 of bank charges charged account.
•	$3,243 interest income earned.

We believe that our currently available working capital after receiving the net proceeds of the Private Placement should be adequate to sustain our operations at our current levels through at least the next twelve to eighteen months. However, depending on our future needs and changes and trends in the capital markets affecting our shares and us, we may determine to seek additional equity or debt financing in the private or public markets. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us.

Our material capital expenditure requirements for the remaining period of the year ending December 31, 2008 will be to Dogmatic and Ripple 6 for services rendered related to our technology and product development plan.

Year Ended December 31, 2007 as Compared to the Year Ended December 31, 2006

Our net losses for the fiscal years ending December 31, 2007 and 2006 were $728,729 and $826,402, respectively due to decreases in expenses.

Liquidity and Capital Resources

At December 31, 2007, our financing since inception activities consisted of founder equity financing, loans with warrants, vendor financing and advances made by Sahara Entertainment, LLC and Philmore Anderson IV to cover our operating expenses in 2007 and 2006 respectively.

Off-Balance Sheet Arrangements

None.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is listed on the Over-the-Counter Bulletin Board (“OTC.BB”) under the symbol “SHHD.”  Trading in the Common Stock is very limited. The following table sets forth the range of high and low bid prices of our common stock as reported and summarized on the OTC.BB for the periods indicated.  These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter	High Bid	Low Bid
2006 First Quarter (1)	$--	$--
2006 Second Quarter (1)	$--	$--
2006 Third Quarter (1)	$--	$--
2006 Fourth Quarter (1)	$--	$--
2007 First Quarter	$7.50	$7.50
2007 Second Quarter	$12.00	$3.60
2007 Third Quarter	$3.00	$0.90
2007 Fourth Quarter	$0.90	$0.60
2008 First Quarter	$0.90	$0.60
2008 Second Quarter	$0.30	$0.30
2008 Third Quarter	$4.50	$0.30
2008 Fourth Quarter (as of November 5, 2008)	$4.00	$4.00

(1) The Company’s Common Stock did not trade during this period

As of November 5, 2008, the last sale price reported on the OTC.BB for the Company’s Common Stock was $4.00 per share.

As of November 5, 2008, there were approximately 300 holders of record of the Company’s Common Stock.

Penny Stock Rules

Our shares of Common Stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Dividends

We have not declared any dividends on our Common Stock to date and we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plan

In January 1998, MFI’s board of directors approved a stock option plan under which 16,667 shares of common stock have been reserved for issuance. The following table shows information with respect to each equity compensation plan under which the Company’s common stock is authorized for issuance as of the fiscal year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	16,667

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	N/A	N/A	16,667

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The directors and executive officers of the Company are as follows:

Directors and Executive Officers	Age	Position
Philmore Anderson IV	44	Chief Executive Officer and Chairman of the Board
Larry J. Stinson	61	Chief Financial Officer
Timothy Kelly	42	President
Philmore Anderson III	66	Director
Tamera Reynolds	40	Director

Background of Executive Officers and Directors

Philmore Anderson IV

Philmore Anderson IV has been Chief Executive Officer of the Company since September 2008, and Chairman of the Company since October 2008. Mr. Anderson has been Chief Executive Officer, Chairman, and Director of Sahara Media, Inc. since July 2005.

Mr. Anderson has over twenty years of marketing and media experience with both mass-market and urban brands.

From 2003 to 2004, Mr. Anderson was a partner at Gotham Entertainment, a music management company. Mr. Anderson’s consumer marketing experience includes work at Procter & Gamble, from 1986 to 1990, and at Cadbury Schweppes, from 1992 to 1997. At Procter & Gamble, Mr. Anderson was responsible for the development and execution of marketing and promotional campaigns for Pampers and Charmin. As a senior brand manager at Cadbury Schweppes, Mr. Anderson oversaw branding and marketing for the New Products Division and also had primary marketing responsibility for key consumer brands such as Mott’s Apple Juice and Cadbury Chocolates.

Mr. Anderson’s experience in branding and marketing also includes work at Atlantic Recording, from 1997 to 2000, where he served as a Senior Marketing Director and held primary marketing responsibility for top urban entertainers such as Brandy, Fat Joe, and Lil’ Kim.

While at Atlantic, Mr. Anderson also established the company’s first Urban College Marketing division and forged key strategic alliances with the NBA, NFL, HBO, New Line Cinema, and Turner Broadcasting.

Following his tenure at Atlantic, Mr. Anderson founded and served as general manager for The Nigel Project, a joint venture between Universal Music Group, Bertelsmann, AT&T, and Panasonic, which sought to develop and commercialize a proprietary downloadable music technology. Prior to founding Sahara, Mr. Anderson led marketing and album promotion for all of Columbia Records / Sony Music Entertainment’s top urban acts, including Destiny’s Child, Lauryn Hill, Nas, Maxwell, Jagged Edge, and Wyclef Jean. Mr. Anderson managed a budget of over $45 million. Under Mr. Anderson’s leadership, revenues for these acts increased to over $450 million.

Mr. Anderson holds a BA in economics from Lake Forest College.

Philmore Anderson IV is the son of Philmore Anderson III, a director of Sahara.

Larry J. Stinson, Chief Financial Officer

Larry J. Stinson has been Chief Financial Officer of the Company since September 2008. Mr. Stinson has been chief financial officer of Sahara Media, Inc. since July 2008.

Since January 2003, Mr. Stinson has operated a private financial consultancy helping entrepreneurs to write business plans and source funding for acquisitions; high-tech and other start-ups; movie promoters; exercise centers; and others. Mr. Stinson has also worked as a consultant to the Small Business Administration to provide technical assistance to qualify minority owned businesses for Section 8-A Certification to become suppliers of goods and services to the Federal Government. This Certification also qualifies minority vendors to join the Federal Mentor/Protege program and thereby qualifies them to become suppliers to Fortune 1000 companies. Mentor/Protege membership frequently comes with credit enhancements to enable minority business enterprises to raise low priced debt, both short and long-term.

Mr. Stinson is a graduate of the Wharton School of the University of Pennsylvania.

Timothy Kelly, President

Timothy Kelly has been President of the Company since September 2008. Mr. Kelly has been President of Sahara Media, Inc. since July 2008.

Prior to joining Sahara, Mr. Kelly was the president of KLM, a real estate development firm focusing on residential development of homes in the $3 to $10 million dollar range, from its inception in 2002. Overall, Mr. Kelly has over 20 years experience in consulting and sales for large corporate accounts and high end real estate development.  Mr. Kelly’s professional experience in management and large account corporate relationship selling was spent primarily at IBM. In addition, Mr. Kelly was the Director of Business Development of Mainspring, a boutique strategy consulting firm focusing on e-business marketplace where he worked with Fortune 500 customers.  At Mainspring, Mr. Kelly sold strategy consulting engagements in the e-business market segment.  These engagements enabled brick and mortar companies to create strategic visions and face the challenges and opportunities in the online market. Mainspring was a startup that went public and was later acquired by IBM Consulting Group. Prior to joining Mainspring, Mr. Kelly worked at IBM in the Marketing and Sales Organization.  At IBM, his responsibility focused on the Telecommunication and Media industries. His job responsibilities ranged from brand management to marketing and sales positions.  As Brand Manager for IBM Software and Hardware in the Americas, Mr. Kelly oversaw quotas in the hundreds of millions of dollars for telecommunications accounts. During his time at Verizon, Mr. Kelly was responsible for obtaining sole source hardware and services contracts.

Mr. Kelly is a graduate of the Duke Fuqua School of Business.

Philmore Anderson III, Director

Philmore Anderson III has been a director of the Company since October 2008. Mr. Anderson has been a director of Sahara Media, Inc. since July 2005.

Mr. Anderson has been a managing partner of BPA Associates, LLC (“BPA”), since its inception in 2005. Mr. Anderson has over 40 years of minority-owned and small business development, public procurement, administrative, financial and accounting management experience. BPA consults with minority-owned and small firms who have or are interested in securing federal and state supplier contracts with accounting, purchasing, certification strategies and the execution of responses to solicitations for bids and/or requests for proposals. Prior to joining BPA, Mr. Anderson served for 13 years as the State Purchasing Agent for the Commonwealth of Massachusetts, directing an agency (the Operational Services Division) that was responsible for overseeing the procurement of $3 billion annually of goods and services for the executive branch of the Massachusetts state government. His primary responsibility was to ensure that the procurement was handled in an efficient, legal and cooperative manner for all state departments. Prior to his appointment by Governor Bill Weld in 1991, Mr. Anderson worked for 16 years for the Kendall Healthcare Company in various senior administrative and financial management positions. Mr. Anderson also worked for PricewaterhouseCooper & Co. (“PwC”) in Boston, from 1971 to 1975, as a senior accountant responsible for the administration and supervision of professional accounting and auditing services to a variety of clients. Prior to joining PwC, Mr. Anderson worked for over five years for the Federal Reserve Bank in Philadelphia in various positions.

Mr. Anderson holds a BS in accounting from Central State University in Wilberforce, Ohio, and attended the Harvard Business School.

Philmore Anderson III is the father of Philmore Anderson IV, the chief executive officer and chairman of the Company.

Tamera Reynolds, Director

Tamara Reynolds has been a director of the Company since October 2008. Mrs. Reynolds has been a director of Sahara Media, Inc. since its inception in January 2005. Mrs. Reynolds also served as Sahara’s chief operating officer from 2005 to 2007.

Since 2007, Mrs. Reynolds has been director of development and operations of Glam Media’s new African American women’s channel within glam.com. Mrs. Reynolds is responsible for all aspects of development and the ongoing operations of the channel, including design, content, network expansion, staffing, business development and strategic partnerships.

Mrs. Reynolds founded TMR Entertainment, LLC (“TMR”) in 2003, a consulting firm that provides general business and management services to individuals and businesses primarily in the entertainment and related industries. TMR’s engagements have included artists, music producers and music production companies, event production and talent management companies, and private investors.

Mrs. Reynolds received her Bachelors Degree from Pennsylvania State University and her JD from the University of Colorado Law School.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid in respect of Sahara Media, Inc.’s Chief Executive Officer for its last two completed fiscal years. No other officer of Sahara received compensation in excess of $100,000 for either of its last two completed fiscal years.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Philmore Anderson IV	2007	150,000	__	0	0	0	0		$150,000
Chief Executive Officer, Chairman and Director	2006	150,000	__	0	0	0	0		$150,000

The following table sets forth compensation data for executive officers of MFI for the fiscal years ended December 31, 2007 and 2006:

Name & Principal Position	Year	Salary and Consulting Payments ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jim McCullough	2007	99,682	--	--	--	--	--	--	$99,682
President (1)	2006	84,000	--	--	--	--	--	--	$84,000

Dwayne Deslatte President (2)_	2007	--	--	2,000	--	--	--	--	$2,000

(1) Mr. McCullough served as MFI’s president until October 2007.

(2) Mr. Deslatte replaced Mr. McCullough as MFI’s president in October 2007.

Employment Agreements

We are not party to any employment agreements.

Director Compensation for Year Ending December 31, 2007

No director of MFI or Sahara received any compensation for services as director for the year ending December 31, 2007.

Outstanding Equity Awards at December 31, 2007

The Company did not have any equity awards outstanding as of December 31, 2007.

Compensation Committee Interlocks and Insider Participation

Sahara did not have a compensation committee during the year ended December 31, 2007. During the year ended December 31, 2007, none of our officers and employees participated in deliberations of our board of directors concerning executive compensation. During the fiscal year ended December 31, 2007, none of our executive officers served on the board of directors of any entities whose directors or officers serve on our board of directors.

MFI did not have a compensation committee during the year ended December 31, 2007. During the year ended December 31, 2007, none of MFI’s officers and employees participated in deliberations of MFI’s board of directors concerning executive compensation. During the fiscal year ended December 31, 2007, none of MFI’s executive officers served on the board of directors of any entities whose directors or officers serve on MFI’s board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 5, 2008 with respect to the beneficial ownership of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock (2)
Directors and Officers:
Philmore Anderson IV	13,863,390	(3)	44.99%
Timothy Kelly	0		--
Larry J. Stinson	0		--
Philmore Anderson III 208 Common Street Watertown, MA 02742	1,877,000	(4)	6.09%
Tamera Reynolds 29 2nd Avenue, 3rd Floor New York, NY 10003	120,000		*
All officers and directors as a group	15,860,390		51.47%
Beneficial owners of more than 5%:
Sahara Entertainment, LLC (5)	13,763,390		44.67%
John Thomas Financial Inc. 14 Wall Street, 5th Floor New York, NY 10005	4,000,000	(6)	12.57%
Steven Benkovsky 80 Rayner Avenue Ronkonkoma, NY 11779	1,600,000	(7)	5.19%
Timothy Marks Amber Barnes Poole Keynes Cirencester Gloucesterchire UK GL76EG	1,600,000	(7)	5.19%
* Less than 1%

(1)                   Except as otherwise indicated, the address of each beneficial owner is c/o Sahara Media Holdings, Inc., 81 Greene Street, 4th Floor, New York, NY 10012.
(2)                   Applicable percentage ownership is based on 30,812,042 shares of Common Stock outstanding as of November 5, 2008, together with securities exercisable or convertible into shares of Common Stock within 60 days of November 5, 2008 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of Common Stock that are currently exercisable or exercisable within 60 days of November 5, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)                   Includes 13,763,390 shares held by Sahara Entertainment, LLC, an entity owned by Philmore Anderson IV.
(4)                   Includes 1,425,000 shares held by BPA Associates, LLC, an entity owned by Bertha Anderson, Philmore Anderson III’s wife.
(5)                   Sahara Entertainment, LLC is owned by Philmore Anderson IV, our chief executive officer and chairman.
(6)                   Includes 1,000,000 shares underlying warrants with an exercise price of $1.30.
(7)                   Does not include 1,600,000 shares of Common Stock issuable upon exercise of Investor Warrants issued in the Private Placement. The Investor Warrants cannot be exercised to the extent such exercise would result in the holder and its affiliates owning more than 4.99% of the Company’s outstanding Common Stock. The holder’s beneficial ownership is limited accordingly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

In September 2007, MFI issued 128,206 shares of common stock to John Thomas Bridge & Opportunity Fund, which was MFI’s majority stockholder, for $100,000.

In October 2007, MFI completed an asset sale transaction whereby it issued 276,674 shares of MFI’s common stock and transferred substantially all of MFI’s assets net of accounts payable to Jim McCullough, its then chief executive officer, in exchange for McCullough forgiving $405,673 in debt owed by MFI to Mr. McCullough and his affiliates.

Several shareholders loaned MFI money to fund ongoing operations and paid expenses on behalf of MFI. From time to time, MFI repaid these shareholders back by paying expenses on their behalf.  In 2007 and 2006, expenses of $116,241 and $1,881 were paid for MFI respectively.   During the same periods, MFI paid $0 and $1,135 on behalf of these related parties.  Until September 2007, the loan amounts were due on demand and unsecured.  Interest was being imputed at a rate of 7% through September 2007.  In October 2007, all loans were forgiven by the shareholders in connection with the asset sale transaction.

In October 2007, Jim McCullough forgave $444,609 of accrued salary owed to him by MFI.

In October 2007, Jim McCullough forgave a $10,000 debt owed to him by MFI.

Sahara Media, Inc. is party to an asset purchase agreement, dated as of May 15, 2008, amended on August 1, 2008 (as amended, the “Database Purchase Agreement”) with BPA Associates, LLC (“BPA”). BPA is an entity owned by Bertha Anderson, who is the mother of Philmore Anderson IV, our chief executive officer and chairman, and the wife of Philmore Anderson III, our director. Pursuant to the Database Purchase Agreement, we purchased from BPA a database including approximately 3,660,000 names, for a purchase price of $825,000 in cash, of which $50,000 was paid in cash upon the closing of a bridge loan in July 2008, and an additional $775,000 was paid upon the closing of the reverse acquisition on September 17, 2008, and 1,425,000 shares of common stock, which shares were issued on September 17, 2008. The closing of the sale of the database occurred upon the closing of the reverse acquisition on September 17, 2008.

Sahara Media, Inc. is party to a surrender agreement, dated as of June 10, 2008, with Philmore Anderson IV, our chief executive officer. Pursuant to the surrender agreement, Mr. Anderson agreed to forego $525,000 in salary owed to him in exchange for 100,000 shares of Sahara common stock.

Sahara Media, Inc. is party to a surrender agreement, dated as of June 17, 2008, with SE, LLC, an entity owned by Philmore Anderson IV, our chief executive officer. Pursuant to the surrender agreement, SE, LLC agreed to forego $1,303,843 in debt and expenses owed to it in exchange for 13,363,390 shares of Sahara common stock.

We are party to a surrender agreement, dated as of June 10, 2008, with Philmore Anderson III, our director. Pursuant to the surrender agreement, Mr. Anderson agreed to forego $139,242 in debt owed to him in exchange for 452,000 shares of Sahara common stock.

Director Independence

None of our directors is independent as that term is defined under the Nasdaq Marketplace Rules.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Sahara Media Holdings, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation and by-laws provide that the liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The balance sheet of Sahara Media, Inc. as of June 30, 2008 and December 31, 2007 and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the six months ended June 30, 2008, the years ended December 31, 2007 and 2006, and the period January 18, 2005 (date of inception) through June 30, 2008 included in this registration statement on Form S-1 have been audited by Weiser LLP, independent registered public accounting firm, as stated in their report appearing with the financial statements. These financial statements are included in reliance upon the report of Weiser LLP given upon their authority as experts in accounting and auditing.

Sahara Media, Inc.
    (a development stage company)
Financial Statements
Six Months Ended June 30, 2008, Years Ended December 31, 2007 and 2006, and for the Period January 18, 2005 (date of inception) Through June 30, 2008

Sahara Media, Inc.
(a development stage company)
For the period from inception to December 31, 2005, through June 30, 2008

Page(s)

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements

Balance Sheets	F-2

Statements of Operations	F-3

Statements of Changes in Stockholders’ Equity (Deficiency)	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 - F-17

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Sahara Media, Inc.

We have audited the accompanying balance sheets of Sahara Media, Inc. (a development stage company) (the “Company”) as of June 30, 2008 and December 31, 2007, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the six months ended June 30, 2008, the years ended December 31, 2007 and 2006, and the period January 18, 2005 (date of inception) through June 30, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sahara Media, Inc. as of June 30, 2008 and December 31, 2007, and the results of its operations and its cash flows for the six months ended June 30, 2008, the years ended December 31, 2007 and 2006, and the period January 18, 2005 (date of inception) through June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has a working capital deficiency, and has experienced continuing operating losses since inception.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 1, subsequent to the issuance of the Company’s financial statements and our report thereon dated September 16, 2008, we became aware that those financial statements did not reflect the Company’s proper date of inception, certain common stock transactions originally reported as occurring on June 17, 2008, which occurred on dates ranging from June 9, 2008 through June 17, 2008, and the  issuance of 400,000 shares of common stock to a related party subsequent to June 30, 2008.  In our original independent auditors’ report, we expressed an unqualified opinion with an emphasis paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, and our opinion on the Company’s revised financial statements as expressed herein, remains unqualified.

/s/ Weiser LLP

New York, NY
September 23, 2008

Sahara Media, Inc.
(a development stage company)
Balance Sheets
June 30, 2008 and December 31, 2007

	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash	$-	$1,530
Accounts receivable	-	2,347
Other	3,270	-
Total current assets	3,270	3,877

Cash in escrow	63,500	-

Intangible asset, net	312,366	356,556

Total assets	$379,136	$360,433

Liabilities and stockholders' equity (deficiency)
Current liabilities:
Cash overdraft	$115,173	$-
Accounts payable and accrued expenses	22,910	197,771
Accrued expenses, related parties	-	450,000
Subscription liability	-	406,000
Advances payable, related parties	-	180,888
Notes payable, related parties	-	588,180
Notes payable	-	302,992
Total current liabilities	138,083	2,125,831

Stockholders' equity (deficiency):
Common stock, $0.00001 par value; 50,000,000
shares authorized; 16,175,000 shares issued
and outstanding at June 30, 2008 1,977,100 shares
issued and outstanding at December 31, 2007	162	20

Additional paid-in capital	2,561,316	194,982
Deficit accumulated during the development stage	(2,320,425)	(1,960,400)
Total stockholders' equity (deficiency)	241,053	(1,765,398)

Total liabilities and stockholders' equity (deficiency)	$379,136	$360,433

The accompanying notes are an integral part of these financial statements.

Sahara Media, Inc.
(a development stage company)
Statement of Operations

				Period from
				inception
	Six Months			January 18,
	Ended			2005
	June 30,	Year Ended December 31,		through June 30,
	2008	2007	2006	2008

Revenue	$2,924	$2,347	$25,000	$30,271

Costs and expenses:
Product development	101,137	143,351	183,272	513,617
Selling and marketing	27,871	74,482	42,000	144,353
General and administrative	201,650	456,254	583,947	1,557,761

Loss from operations	(327,734)	(671,740)	(784,219)	(2,185,460)

Interest expense- related party	(17,053)	(37,663)	(38,517)	(96,735)
Interest expense	(15,238)	(19,326)	(3,666)	(38,230)

Net loss	$(360,025)	$(728,729)	$(826,402)	$(2,320,425)

The accompanying notes are an integral part of these financial statements.

Sahara Media, Inc.
(a development stage company)
Statement of Changes in Stockholders' Equity (Deficiency)
For the Period from Inception to December 31, 2005 through June 30, 2008

				Deficit
				Accumulated	Total
			Additional	During the	Stockholder's
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficiency)

Issuance of common stock to founder net of cancellation	1,147,500	$12	$194,368	$-	$194,380
Issuance of common stock to director	120,000	1	119	-	120
Issuance of common stock to investors	499,800	5	495	-	500
Issuance of common stock to investor	15,000	-	-	-	-

Net loss	-	-	-	(405,269)	(405,269)

Balance at December 31, 2005	1,782,300	18	194,982	(405,269)	(210,269)

Issuance of common stock to consultant	30,000	-	-	-	-

Net loss	-	-	-	(826,402)	(826,402)

Balance at December 31, 2006	1,812,300	$18	$194,982	$(1,231,671)	$(1,036,671)

Issuance of common stock on exercise of warrant	164,800	2	-	-	2

Net loss	-	-	-	(728,729)	(728,729)
Balance at December 31, 2007	1,977,100	20	194,982	(1,960,400)	(1,765,398)

Issuance of common stock to founder to settle note
payable and advances to related parties	13,363,390	134	1,303,709		1,303,843
Cancellation of common stock on settlement	(1,147,500)	(11)			(11)
Issuance of common stock to founder	100,000	1	524,999		525,000
Issuance of common stock to a director to settle note
payable to a related party and accrued interest	452,000	5	139,237		139,242
Issuance of common stock to a consultant to settle
accrued consulting fees to a related party	210,000	2	142,418		142,420
Cancellation of common stock on settlement	(30,000)	-			-
Cancellation of common stock	(312,300)	(3)	-		(3)
Issuance of common stock to a consultant to settle
acrrued consulting fees to a related party	5,500	-	8,197		8,197
Issuance of common stock to settle accrued charges on note payable	724,000	7	11,993		12,000
Cancellation of common stock on settlement of accrued charges	(164,800)	(2)			(2)
Issuance of common stock to settle note payable and accrued interest	140,000	1	111,392		111,393
Issuance of common stock to settle accrued consulting fees	480,000	5	25,782		25,787
Issuance of common stock to settle note payable and accrued interest	19,610		19,610		19,610
Issuance of common stock to an investor	100,000	1	49,999		50,000
Issuance of common stock to consultant	200,000	2	3,998		4,000
Issuance of common stock to settle note payable and accrued interest	31,000	-			-
Issuance of common stock	27,000	-	25,000		25,000
Net loss				(360,025)	(360,025)

Balance at June 30, 2008	16,175,000	$162	$2,561,316	$(2,320,425)	$241,053

The accompanying notes are an integral part of these financial statements.

Sahara Media, Inc.
(a development stage company)
Statements of Cash Flows

				Period from
				inception
	Six Months			January 18, 2005
	Ended	Year Ended		through
	June 30,	December 31,	December 31,	June 30,
	2008	2007	2006	2008

Cash flows from operating activities:
Net loss	$(360,025)	$(728,729)	$(826,402)	$(2,320,425)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization expense	44,191	88,382	87,877	306,308
Amortization of debt discount	3,500	7,000	7,000
Changes in assets and liabilities:
Accounts receivable and other	(924)	(2,347)	-	(3,271)
Accounts payable and accrued expenses	36,360	127,952	69,817	234,130
Accrued expenses, related parties	50,804	162,814	(165,335)	235,193
Accrued salary, related parties	75,000	150,000	150,000	525,000
Subscription liability	-	-	-	406,000

Net cash used in operating activities	(151,094)	(194,928)	(677,043)	(617,065)

Cash flows from investing activities:
Acquisition of trademark intangibles	-	(3,533)	-	(604,533)
Intangible assets	-	-	(14,140)	(14,140)
Restricted cash	(63,500)	-	-	(63,500)

Net cash used in in investing activities	(63,500)	(3,533)	(14,140)	(682,173)

Cash flows from financing activities:
Issuance of common stock	50,000	-	-	245,000
Notes payable, related parties	13,553	30,664	557,517	601,734
Notes payable	34,338	44,327	258,666	337,331
Cash overdraft	115,173	-	-	115,173

Net cash provided by financing activities	213,064	74,991	816,183	1,299,238

Net (decrease) increase in cash	(1,530)	(123,470)	125,000	-

Cash, beginning of period	1,530	125,000	-	-

Cash, end of period	$-	$1,530	$125,000	$-

Supplemental disclosures of cash flow information:

Noncash Financing Activities

Issuance of common shares to settle:
Notes payable and accrued interest and advances to founder	$1,825,344			$1,825,344
Note payable and accrued interest to a director	139,242			139,242
Accrued consulting fees to a related party	150,617			150,617
Accrued charges on note payable	12,000			12,000
Note payable and accrued interest	131,003			131,003
Accrued consulting fees	25,787			25,787
Cancellation of shares on settlement	(17)			(17)
Accrued consulting fees	4,000			4,000
Issuance of shares	25,000			25,000

	$2,312,976	$-	$-	$2,312,976

The accompanying notes are an integral part of these financial statements.

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

1.	Nature of Business and Basis of Presentation

Subsequent to the issuance of the Company’s financial statements, management became aware that the proper date of inception was January 18, 2005.  In addition, certain common stock transactions originally reported as occurring on June 17, 2008 occurred on dates ranging from June 9, 2008 through June 17, 2008 (See Note 4). Finally, the issuance of 400,000 shares of common stock to a related party subsequent to June 30, 2008 was omitted (See Note 10).  The inclusion of these items in these revised financial statements has no impact on the accompanying financial statements, other than changes in disclosure.

Sahara Media, Inc. (the “Company”) is a privately held development-stage multimedia company incorporated in Delaware on January 18, 2005 under the name of Sahara Publishing, Inc.  The Company was formed to raise funds to develop and relaunch magazine publications which the Company had purchased out of bankruptcy as part of an asset sale agreement.  On January 12, 2007, the Company changed its name to Sahara Media, Inc.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has had minimal revenues since inception, incurred losses from operations since its inception and has a net stockholders’ deficit accumulated during the development stage amounting to $2,320,425 as of June 30, 2008.  The Company anticipates that existing working capital will not be sufficient to satisfy its current operating cash flow requirements unless additional funds are raised.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On September 17, 2008, the Company entered into an Agreement and Plan of Merger with Mac Filmworks, Inc. (“MFI”) whose stock is included for quotation on the Over-the-Counter Bulletin Board.    Pursuant to the Merger Agreement, the Company has become a wholly owned subsidiary of MFI through MFI’s creation of a subsidiary that was used to facilitate this transaction.  MFI issued 18,150,000 shares of their common stock to the shareholders of Sahara, which represented approximately 62% of the Company’s aggregate issued and outstanding common stock following the closing of the Merger and Private Placement (see Note 10).

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

2.	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Intangible Asset
The intangible asset initially recorded at cost, which is considered to approximate fair value at the time of purchase. Amortization is provided for on a straight-line basis over the estimated useful life of the asset. The Company evaluates the recoverability of its intangible asset periodically and takes into account events or circumstances that warrant revised estimates of its useful life or that indicate that an impairment exists. Management believes that because the Company is in the earlier stages of its business life cycle that the current conditions noted above do not constitute reliable impairment indicators.  Management primarily evaluates the recoverability of the intangible asset utilizing anticipated cash flows assuming adequate funds are received in the proposed financing.  Until such time that financing is deemed improbable, management believes that the recorded value of its intangible asset is appropriate.

Category	Lives

Trademark Costs	7 years

Revenue Recognition
Revenue is recognized when all of the following criteria are met:  (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and, (4) collectibility is reasonably assured.

Subscriptions are recorded as unearned revenue and recognized as revenue ratably over the subscription periods.

Income Taxes
The Company accounts for income taxes using the asset and liability method.  Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

3.	Intangible Asset

The intangible asset consists of the following:

	June 30,	December 31,
	2008	2007

Magazine trademark	$618,673	$618,673
Less accumulated amortization	306,307	262,117

	$312,366	$356,556

Estimated amortization expense for the next five years is as follows:

2009	$88,000
2010	88,000
2011	88,000
2012	48,366
$312,366

4.	Stockholders’ Equity

Overview
The Company’s Certificate of Incorporation originally authorized the issuance of 1,500,000 shares of common stock, no par value. On January 12, 2007, the authorized shares of common stock were increased to 10,000,000. On June 18, 2008, the total number of authorized shares was increased to 50,000,000 shares of common stock having a par value of $0.00001 per share.

On June 1, 2008 the Board of Directors approved a thousand-for-one stock split of the Corporation’s common stock in the form of a stock dividend. Stockholders’ equity and common stock activity for all periods presented have been restated to give retroactive recognition to the stock split. In addition, all references in the financial statements and notes to the financial statements about the Company’s common stock have been restated to give retroactive recognition to the stock split.

Common Stock
On April 14, 2005, the Company issued to Sahara Entertainment, LLC, the founder and current chief executive officer’s wholly-owned limited liability company 1,192,500 common shares. During 2005, 634,800 of the founder’s shares were transferred, 120,000 shares to a director and 514,800 to various investors.   The remaining original common shares were cancelled and 1,147,500 new common shares were issued.  As of December 31, 2005, 1,782,300 common shares were issued and outstanding.

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

On January 7, 2006, the Company issued to a consultant 30,000 shares in settlement for services rendered.

On June 9, 2008, the Company issued 100,000 common shares to an investor at $.50 per share for $50,000.

On June 10, 2008, the Company issued common shares, as follows:

•	19,610 shares, valued at $1.00 per share, to settle $19,610 note payable, including accrued interest of $1,610.
•	724,000 shares, valued at $0.02 per share, to settle accrued interest payable of $12,000. In connection with this transaction 164,800 previously issued shares were cancelled.
•	480,000 shares, valued at $0.05 per share, to settle $25,787 of accrued consulting fees. In addition, warrants for a 5% per-money interest in the Company were cancelled.
•	27,000 shares, valued at $0.93 per share, to settle note payable of $25,000.
•	452,000 shares, valued at $0.31 per share, to a director, a related party, to settle a note payable of $139,242 including accrued interest of $14,242.
•	100,000 shares, valued at $5.25 per share, to the founder and chief executive officer, a related party, in exchange for $525,000 of accrued salary.
•
210,000 shares, valued at $0.44 per share, to a consultant, a related party, in exchange for accrued consulting fees of $142,420.  In connection with this transaction 30,000 previously issued shares were cancelled.

•	5,500 shares to a consultant in settlement of accrued consulting fees of $8,197.

On June 12, 2008, the Company issued 140,000 shares, valued at $0.80 per share, to settle note payable of $111,393 including accrued interest of $11,393.

On June 16, 2008, the Company issued 200,000 shares, valued at $.02 per share, to settle $4,000 of accrued consulting fees.  In addition, warrants for a 5% per-money interest in the Company were cancelled.

On June 17, 2008, the Company issued 13,363,390 shares, valued at $0.10 per share, to Sahara Entertainment, LLC, a related party, to settle a note payable and advances aggregating $1,303,843 in the amount of $462,074 including accrued interest of $61,074 and assumption of liabilities on behalf of the Company amounting to $841,769.  In connection with this transaction 1,147,500 previously issued shares were cancelled.

Additionally, on June 17, 2008, the Company issued 31,000 shares of common stock in exchange for fees.

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

The values ascribed to the issuances involving noncash consideration for common stock were in accordance with FASB No. 123(R) “Share-Based Payment.”  The Company evaluated the nature of such transactions and determined that the value of the consideration received was more readily determinable than the value of the common shares issued and, as such, has recorded the transactions accordingly.

Warrants

The Company has issued warrants to certain holders of promissory notes that entitle them to purchase shares of common stock of the Company.  All warrants granted vested immediately.  The fair value of the warrants were estimated using the intrinsic value method.  The fair value of the common stock related to these warrant issuances approximated $.02 as determined based on services rendered by a consultant in the amount of $4,000 in exchange for 200,000 warrants in 2006.  The Company has ascribed a value of approximately $9,000 to these warrants.

Warrant activity for non-employees during January 18, 2005 (date of inception) to June 30, 2008 were as follows:

Weighted
			Exercise	average
			Price per	exercise price
	Number of	Vested	common	per common
	shares	shares	share	share

Balance, January 18, 2005	-	-	-	-
Granted during 2005	-	-	-	-
Balance, December 31, 2005	-	-	-	-

Granted during 2006	200,000	200,000	$0.0001 - $0.01	$0.005

Balance at December 31, 2006	200,000	200,000	$0.0001 - $0.01	$0.005

Granted during 2007	-	-	-

Balance at December 31, 2007	200,000	200,000	$0.0001 - $0.01	$0.005

Granted during 2008	-	-	-	-

Forfeited during 2008	200,000	200,000	$0.0001 - $0.01	$0.005

Balance at June 30, 2008	-	-	-	-

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

5.	Income Taxes

The Company has provided a valuation allowance for the full amount of its net deferred tax assets because the Company has determined that it is more likely than not that it will not be realized.

At December 31, 2007, the Company has federal and state net operating loss carryforwards of approximately $1,931,000, available to reduce future taxable income which expire at various dates from 2014 to 2025.

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years.

	June 30,	December 31,
	2008	2007

Net operating loss carryforwards	$1,004,850	$868,950
Amortization of intangible assets	(43,380)	(40,796)
Net deferred tax assets	961,470	828,154
Valuation allowance	(961,470)	(828,154)

	$-	$-

The valuation allowance increased by $133,316 during the six months ended June 30, 2008 primarily as a result of operating losses.

6.	Advances, Related Party

	June 30,	December 31,
	2008	2007
Advance due Sahara Entertainment, LLC,
related party, unsecured, due on demand	$-	$174,568

Advance due a director of the Company, a
related party, unsecured, due on demand	-	6,320

	$-	$180,888

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

The outstanding balance on these advances amounted to $0 and $180,888 at June 30, 2008 and December 31, 2007, respectively.  See Note 4.  Sahara Entertainment, LLC, a related party, advanced amounts on behalf of the Company for working a capital line of credit.  These advances were due on demand and are non-interest bearing.  Such advances have been discounted at a rate of 5.5% which was the Company’s incremental borrowing rate during the periods of the advances.  Interest amounting to $3,500, $7,000 and $21,000 was accreted and included in the accompanying statement of operations for 2008, 2007 and from inception to June 30, 2008.

7.	Notes payable, related parties

	June 30, 2008	December 31,2007
$401,000 note payable due to Sahara Entertainment, LLC, a related party, with interest at 5.5% per annum. Amount was due on demand and was unsecured (See Note 4).	$-	$452,074

$125,000 note payable due Sahara Entertainment, LLC, a related party, with interest at 5.5% per annum. Amount was due on demand and was unsecured (See Note 4).	-	136,106
Total	$-	$588,180

8.	Notes payable

	June 30, 2008	December 31, 2007
Note payable to a third party bearing interest at 5.5%, per annum, including accrued interest of $12,000, due June 30, 2007, unsecured (See Note 4).	$-	162,000

Note payable, to a third party, bearing interest at 5.5% per annum, including accrued interest of $8,884, due on demand. (See note 4).	-	108,884

Note payable to a third party, bearing interest at 5.5% per annum, including accrued interest of $6,833, due on demand, unsecured (See Note 4).	-	26,883

Note payable, to a third party, bearing interest at 5.5% per annum, due on demand, unsecured (See Note 4).	-	5,155
	$-	$302,922

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

9.	Commitments and Contingencies

Rent expense
In January 2005, the Company entered into a month to month lease for office space of approximately $4,000 per month.  Rent expense for the six months ended June 30, 2008, years ended December 31, 2007 and 2006, and from January 18, 2005 (date of inception) to June 30, 2008 approximated $25,000, $52,100, $48,800, and $175,500, respectively.

Litigation
The Company was a defendant, along with the Chief Executive Officer, in litigation proceedings (the "Action") with Westwood Capital (the "Plaintiff”). Pursuant to a Stipulation of Settlement executed on June 16, 2008, (the "Stipulation"), the Chief Executive Officer personally agreed to pay $70,000 to settle the matter. Contemporaneously with the execution of the Stipulation, the Plaintiff executed a stipulation discontinuing the Action against the Company and executed a General Release releasing the Company, Sahara Entertainment, LLC and Sahara Media, Inc. from any liability for any actions prior to the date of the General Release. The Company was removed as a named party to the Action and has no further obligations to the Plaintiff.

10.	Subsequent Events

Reverse merger
On September 17, 2008, Sahara Media Acquisitions, Inc., a Delaware Corporation that is a wholly owned subsidiary of Mac Filmworks, Inc. (“MFI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company.  Pursuant to the Merger Agreement, Sahara Media Acquisitions, Inc. merged into the Company, such that Sahara became a wholly owned subsidiary of MFI. Pursuant to the Merger Agreement, MFI issued 18,150,000 shares of their common stock to the shareholders of Sahara (the “Acquisition Shares”) (subject to the placement of 5,000,000 Acquisition Shares in escrow pursuant to the Escrow Agreement (defined below)), representing approximately 62% of the Company’s aggregate issued and outstanding common stock following the closing of the Merger and the Private Placement (defined below), and the outstanding shares of common stock of Sahara were transferred to the Company and cancelled.

On July 31, 2008, the Company issued 400,000 shares of common stock to Sahara Entertainment, LLC as payment for expenses relating the Company’s financing.

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

In connection with the Merger, MFI entered into a series of identical subscription agreements (the “Subscription Agreements”) with accredited investors (the “Investors”), pursuant to which, concurrent with the closing of the Merger on the Closing Date, MFI issued and sold units, with each unit consisting of 100,000 shares of common stock and five-year warrants to purchase 100,000 shares of common stock with an exercise price of $2.50, for a purchase price of $125,000 per unit (the “Private Placement”). Pursuant to the Private Placement, MFI issued and sold to the Investors an aggregate of 6,526,191 shares of common stock (the “Common Shares”) and five-year warrants to purchase 6,526,191 shares of common stock  with an exercise price of $2.50 (the “Investor Warrants”), for an aggregate purchase price of $8,157,678. The Investor Warrants may not be exercised to the extent such exercise would cause the holder of the warrant, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of MFI’s then outstanding shares of common stock following such exercise. Pursuant to the Subscription Agreements, MFI agreed to file a registration statement registering the Common Shares and the shares of common stock underlying the Investor Warrants, subject to Securities and Exchange Commission (“SEC”) limitations, within 45 days of the filing of this report with the SEC.

John Thomas Financial, Inc. (“JTF”), a broker-dealer which is a member of the Financial Industry Regulatory Authority, was retained as the exclusive placement agent for the Private Placement. JTF received a commission of $815,767 (equal to 10% of the gross proceeds) and expense reimbursements of $244,730 (equal to 3% of the gross proceeds). JTF also received a finder’s fee of $200,000 in connection with the Merger, and a success fee of $400,000, based on the receipt of gross proceeds of at least $8,000,000. Upon exercise of the Investor Warrants, JTF will receive a 10% commission and a 3% expense allowance. In addition, the Company has retained JTF to assist with investment banking requirements on an exclusive basis for a period of one year, pursuant to which, on the Closing Date, JTF was issued five-year warrants to purchase 1,000,000 shares of common stock of MFI with an exercise price of $1.30 (the “Broker Warrants”). The Brokers Warrants are exercisable on a cashless basis. JTF will also be issued one share of common stock of the Company for every four Investor Warrants that are exercised within 12 months of the date on which the registration statement registering the resale of the common stock underlying such Investor Warrants has been declared effective by the SEC, and Sahara retained JTF as a consultant for a monthly fee of $10,000. Also, in connection with the Merger, on the Closing Date, JTF was issued 3,000,000 shares of the Company’s common stock. An additional finder’s fee of $120,000 was also paid in connection with the Merger to JTF.

In connection with the Merger and the Private Placement, in addition to the foregoing:

(i) MFI completed a 30-to-1 reverse stock split of its common stock, pursuant to which MFI’s issued and outstanding shares of common stock, was reduced to 818,000 (prior to the Merger and the Private Placement).

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

(ii) MFI entered into a securities escrow agreement (the “Securities Escrow Agreement”) with the Company, its shareholders (the “Sahara Escrow Shareholders”), and the Company’s corporate counsel, as escrow agent. Pursuant to the Securities Escrow Agreement, the Sahara Escrow Shareholders agreed to place 5,000,000 Acquisition Shares (the “Escrow Shares”) into an escrow account. The Escrow Shares will be released to the Sahara Escrow Shareholders, or returned to the Company for cancellation if not released, based upon the achievement of certain performance thresholds as set forth below:

(a) If MFI launches the online magazine Honeymag.com six months after the Closing Date (the “First Performance Threshold”), 20% of the Escrow Shares will be released to the Escrow Shareholders. If the First Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(b) If MFI launches the social network Thehivespot.com seven months after the Closing Date (the “Second Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Second Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(c) In the event that, from the period from the launch of the online magazine Honeymag.com, until nine months after the Closing Date, the average number of monthly viewed impressions of the Company’s online magazine Honeymag.com is at least 300,000 (the “Third Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Third Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(d) In the event that MFI’s social networking site Thehivespot.com has at least 200,000 registered users on September 30, 2009 (the “Fourth Performance Threshold”), 20% of the Escrow Shares will be released to Sahara Escrow Shareholders. If the Fourth Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(e) In the event that the Company either has revenue of at least $1,000,000 for the year ending December 31, 2009, or accounts receivable of at least $1,000,000 as of December 31, 2009, as disclosed in the Company’s audited financial statements included in the Company’s Form 10-K for the year ending December 31, 2009 filed with the Securities and Exchange Commission (the “Fifth Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Fifth Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(iii) Sahara entered into an indemnification agreement (the “Indemnification Agreement”) with John Thomas Bridge & Opportunity Fund (“JTO”), pursuant to which JTO agreed to indemnify Sahara for any breaches of the representations and warranties made by MFI under the Merger Agreement, in an amount up to $400,000, for up to two years. Sahara paid JTO a fee of $400,000 upon the execution of the indemnification agreement.

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

(iv) Effective on the Closing Date, the sole officer of MFI resigned and the executives of Sahara Media, Inc. were appointed as executive officers of MFI.

(v) MFI intends to changes its name to Sahara Media Holdings, Inc., as soon as practicable.

In connection with the Escrow Agreement, of the 5,000,000 shares held in escrow, 1,425,000 shares have been issued to BPA Associates, LLC as partial consideration for the Honey Database pursuant to the Database Purchase Agreement (see “Purchase of Database” below). The Escrowed Shares shall be released to the Company’s shareholders upon the Company meeting established thresholds including the re-launching of the publications online website magazine, in-line website and a digital magazine, re-launching of the social networking site, substantially increased registered users and viewer impressions on the online magazine site.

Purchase and Issuance of the Debenture and Issuance of Additional Consideration

Shares.
On July 1, 2008, the Company entered into a bridge financing arrangement whereby the Company entered into a Securities Purchase Agreement, also dated July 1, 2008, pursuant to which the Company sold a 12% Senior Secured Debenture (“Debenture”) in the principal amount of $500,000, bearing interest at the rate of 12% per annum, $80,000, of which, such proceeds were subsequently released to third parties to pay fees with the balance of $420,000 remitted to the Company.

The Security Purchase Agreement secured certain U.S. trademark Registrations for all of the Company’s publications, and all the Company’s databases as collateral security for the prompt payment in full when due.  In addition, for consideration of a $50,000 payment, a Security Agreement with BPA Associates, under common ownership, was executed whereby BPA agreed to secure the payment on the Debenture with certain assets of the Company, including the Database which contains information vital to the business of the Company.

Upon the Maturity Date of the Debenture resulting from a Change of Control, in which the Company is not the surviving entity, the merged company shall issue Opportunity Fund (i) 500,000 shares of common stock of the surviving entity providing for the issuance of additional shares if the subscription price is less than $1.00 per share; and (ii) a five year warrant to purchase 500,000 shares of common stock of the surviving entity at an exercise price at $2.50 per share (if the exercise price of the warrants issued in connection with the Investment Agreement are less than $2.00 per share, such exercise price shall be reduced to the exercise price of such warrants issued in connection with the Investment Agreement). The warrant shall include standard anti-dilution provisions and additional exercise price adjustments for sales of common stock at prices less than $2.00 within one year of the issue date of the warrant. Investor shall enter into all documents that are used to place the securities pursuant to the Investment Agreement and shall have the same rights as such investors, including but not limited to registration rights. Upon the Maturity Date resulting from any reason other than a Change of Control, the Company shall issue to Investor shares of its common stock in an amount after such issuance that equals 20% of the issued and outstanding shares of common stock on a fully diluted basis, in lieu of the securities described in the previous sentence. The issuance described in the above shall be referred to as "Additional Consideration Shares."

Sahara Media, Inc.
(a development stage company)
Notes to Financial Statements
For the Period of Inception to December 31, 2005 through June 30, 2008

Until the Debenture has been repaid and all securities issuable to the Investor are issued, the Company is subject to negative covenants to not sell, lease, or otherwise dispose of all or substantially all of its assets; dissolve, liquidate, or wind up its business; conduct its business other than in its ordinary and usual course; issue any debt obligations in excess of $1,000,000, unless all of the obligations of the Debenture are retired with such proceeds from the financing; pay any dividend or make any other distributions of cash or property to any of the holders of its capital stock; merge or consolidate with another entity; or enter into any transaction with an affiliate other than in the ordinary course.

Purchase of Database
On July 1, 2008, the Company entered into a Purchase Agreement with BPA Associates, LLC (“BPA”), a related party (a relative of our Chief Executive Officer), whereby the Company agreed to purchase BPA’s Database.  The Company’s consideration for this purchase is as follows: $50,000 which was paid on July 1, 2008 in consideration of BPA pledging the Database in connection with the sale by the Company of a $500,000 debenture to an Investor (See note 9), $775,000 and 1,425,000 common shares on consummation of the Reorganization.

Additional Stock and Warrant Issuances

•	On July 31, 2008, the Company issued 100,000 shares of common stock to an investor for $50,000.
•
On September 3, 2008, the Company issued 50,000 shares of common stock as additional consideration for a $100,000 bridge loan made on the same date, that was repaid upon the closing of the Merger and Private Placement on September 17, 2008.

On September 17, 2008, the date of the Merger and Private Placement, the following transactions took place:

•
Company issued to John Thomas Bridge & Opportunity Fund 500,000 shares of common stock, and five year warrants to purchase 500,000 shares of common stock with an exercise price of $1.50.  The shares of common stock and warrants were issued as additional consideration for a bridge loan to the Company that closed in July 2008 and was repaid upon the closing of the Merger and the Private Placement.  The warrants are exercisable on a cashless basis.

•	Company issued five-year warrants to purchase 500,000 shares of the Company’s common stock with an exercise price of $1.50 to a consulting firm. The warrants are exercisable on a cashless basis.
•
Company issued to its corporate counsel 250,000 shares of common stock, and five-year warrants to purchase 250,000 shares of common stock, with an exercise price of $1.50 for legal services.  The warrants are exercisable on a cashless basis.

•
Company issued 100,000 shares of common stock, and five-year warrants to purchase 300,000 shares of common stock with an exercise price of $1.10 for services.  The warrants are exercisable on a cashless basis.

•	Company issued 50,000 shares of common stock to a consulting firm for services rendered.
•
The Company issued 50,000 shares of common stock in connection with a bridge loan in the amount of $100,000 bearing interest at a rate of 10% per annum to the holder. The bridge loan and the interest were repaid by the Company with the proceeds from the financing.

Sahara Media, Inc.
(a development stage company)
Balance Sheet

June 30,
2008
Assets
Current assets
Other	$3,270

Cash in escrow	63,500

Intangible asset, net	312,366
Total assets	$379,136

Liabilities and stockholders' equity
Current liabilities:
Cash overdraft	$115,173
Accounts payable and accrued expenses	22,910
Total current liabilities	138,083

Stockholders' equity
Common stock, $0.00001 par value; 50,000,000
shares authorized; 16,175,000 shares issued and outstanding	162
Additional paid-in capital	2,561,316
Deficit accumulated during the development stage	(2,320,425)
Total stockholders' equity	241,053

Total liabilities and stockholders' equity	$379,136

See accompanying notes to financial statements.

Sahara Media, Inc.
(a development stage company)
Statements of Operations

	Six	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2008	2007
		(unaudited)

Revenue	$2,924	$-

Costs and expenses:
Product development	101,137	92,499
Selling and marketing	27,871	2,000
General and administrative	201,650	226,813

Loss from operations	(327,734)	(321,312)

Interest expense- related party	(17,053)	(18,832)
Interest expense	(15,238)	(10,439)

Net loss	$(360,025)	$(350,583)

See accompanying notes to financial statements.

Sahara Media, Inc.
(a development stage company)
Statements of Changes in Stockholders' Equity (Deficiency)
For the Period from January 1, 2007 to June 30, 2008

				Deficit
				Accumulated	Total
			Additional	During the	Stockholder's
	Common		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficiency)

Balance at December 31, 2006	1,812,300	$18	$194,982	$(1,231,671)	$(1,036,671)

Issuance of common stock on exercise of warrant	164,800	2	-	-	2

Net loss	-		-	(350,583)	(350,583)

Balance at June 30, 2007	1,977,100	20	194,982	(1,582,254)	(1,387,252)

Net loss	-	-	-	(378,146)	(378,146)

Balance at December 31, 2007	1,977,100	20	194,982	(1,960,400)	(1,765,398)

Issuance of common stock to founder to settle note
payable and advances to related parties	13,363,390	134	1,303,709		1,303,843
Cancellation of common stock on settlement	(1,147,500)	(11)			(11)
Issuance of common stock to founder	100,000	1	524,999		525,000
Issuance of common stock to a director to settle note
payable to a related party and accrued interest	452,000	5	139,237		139,242
Issuance of common stock to a consultant to settle
accrued consulting fees to a related party	210,000	2	142,418		142,420
Cancellation of common stock on settlement	(30,000)	-			-
Cancellation of common stock	(312,300)	(3)	-		(3)
Issuance of common stock to a consultant to settle
accrued consulting fees to a related party	5,500	-	8,197		8,197
Issuance of common stock to settle accrued charges on note payable	724,000	7	11,993		12,000
Cancellation of common stock on settlement of accrued charges	(164,800)	(2)			(2)
Issuance of common stock to settle note payable and accrued interest	140,000	1	111,392		111,393
Issuance of common stock to settle accrued consulting fees	480,000	5	25,782		25,787
Issuance of common stock to settle note payable and accrued interest	19,610		19,610		19,610
Issuance of common stock to an investor	100,000	1	49,999		50,000
Issuance of common stock to consultant	200,000	2	3,998		4,000
Issuance of common stock to settle note payable and accrued interest	31,000	-			-
Issuance of common stock	27,000	-	25,000		25,000

Net loss				(360,025)	(360,025)

Balance at June 30, 2008	16,175,000	$162	$2,561,316	$(2,320,425)	$241,053

See accompanying notes to financial statements.

Sahara Media, Inc.
(a development stage company)
Statements of Cash Flows

	Six	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2008	2007
		(unaudited)
Cash flows from operating activities
Net loss	$(360,025)	$(350,583)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization expense	44,191	44,191
Amortization of debt discount	3,500	3,500
Changes in assets and liabilities:
Accounts receivable and other	(924)	-
Accounts payable and accrued expenses	36,360	2,467
Accrued expenses, related parties	50,804	43,660
Accrued salary, related parties	75,000	75,000

Net cash used in operating activities	(151,094)	(181,765)

Cash flows from investing activities:
Acquisition of trademarks	-	(3,533)
Restricted cash	(63,500)	-

Net cash used in investing activities	(63,500)	(3,533)

Cash flows from financing activities:
Issuance of common stock	50,000	-
Notes payable, related parties	13,553	15,332
Notes payable	34,338	34,663
Cash overdraft	115,173	10,303

Net cash provided by financing activities	213,064	60,298

Net decrease in cash	(1,530)	(125,000)
Cash, beginning of period	1,530	125,000
Cash, end of period	$-	$-

Supplemental disclosures of cash flow information
Noncash Financing Activities
Issuance of common shares to settle
Notes payable and accrued interest and advances to founder	1,825,344	-
Note payable and accrued interest to a director	139,242	-
Accrued consulting fees to a related party	150,617	-
Accrued charges on note payable	12,000	-
Note payable and accrued interest	131,003	-
Accrued consulting fees	25,787	-
Cancellation of shares on settlement	(17)	-
Accrued consulting fees	4,000	-
Issuance of shares	25,000	-
	$2,312,976	$-

See accompanying notes to financial statements.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

1.	Nature of Business and Basis of Presentation

Sahara Media, Inc. (the “Company”) is a privately held development-stage multimedia company incorporated in Delaware on January 18, 2005 under the name of Sahara Publishing, Inc.  The Company was formed to raise funds to develop and relaunch magazine publications which the Company had purchased out of bankruptcy as part of an asset sale agreement.  On January 12, 2007, the Company changed its name to Sahara Media, Inc.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has had minimal revenues since inception, incurred losses from operations since its inception and has a net stockholders’ deficit accumulated during the development stage amounting to $2,320,425 as of June 30, 2008.  The Company anticipates that existing working capital will not be sufficient to satisfy its current operating cash flow requirements unless additional funds are raised.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On September 17, 2008, the Company entered into an Agreement and Plan of Merger with Mac Filmworks, Inc. (“MFI”) whose stock is included for quotation on the Over-the-Counter Bulletin Board.    Pursuant to the Merger Agreement, the Company has become a wholly owned subsidiary of MFI through MFI’s creation of a subsidiary that was used to facilitate this transaction.  MFI issued 18,150,000 shares of their common stock to the shareholders of Sahara, which represented approximately 62% of the Company’s aggregate issued and outstanding common stock following the closing of the Merger and Private Placement (see Note 8).

2.	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

Intangible Asset
The intangible asset initially recorded at cost, which is considered to approximate fair value at the time of purchase. Amortization is provided for on a straight-line basis over the estimated useful life of the asset. The Company evaluates the recoverability of its intangible asset periodically and takes into account events or circumstances that warrant revised estimates of its useful life or that indicate that an impairment exists. Management believes that because the Company is in the earlier stages of its business life cycle that the current conditions noted above do not constitute reliable impairment indicators.  Management primarily evaluates the recoverability of the intangible asset utilizing anticipated cash flows assuming adequate funds are received in the proposed financing.  Until such time that financing is deemed improbable, management believes that the recorded value of its intangible asset is appropriate.

Category	Lives

Trademark Costs	7 years

Revenue Recognition
Revenue is recognized when all of the following criteria are met:  (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and, (4) collectibility is reasonably assured.

Subscriptions are recorded as unearned revenue and recognized as revenue ratably over the subscription periods.

Income Taxes
The Company accounts for income taxes using the asset and liability method.  Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

3.	Intangible Asset

The intangible asset consists of the following:
June 30,
2008

Magazine trademark	$618,673
Less accumulated amortization	306,307
$312,366

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

Estimated amortization expense for the next five years is as follows:
2009	$88,000
2010	88,000
2011	88,000
2012	48,366

$312,366

4.	Stockholders’ Equity

Overview
The Company’s Certificate of Incorporation originally authorized the issuance of 1,500,000 shares of common stock, no par value. On January 12, 2007, the authorized shares of common stock were increased to 10,000,000. On June 18, 2008, the total number of authorized shares was increased to 50,000,000 shares of common stock having a par value of $0.00001 per share.

On June 1, 2008 the Board of Directors approved a thousand-for-one stock split of the Corporation’s common stock in the form of a stock dividend. Stockholders’ equity and common stock activity for all periods presented have been restated to give retroactive recognition to the stock split. In addition, all references in the financial statements and notes to the financial statements about the Company’s common stock have been restated to give retroactive recognition to the stock split.

Common Stock
On June 9, 2008, the Company issued 100,000 common shares to an investor at $.50 per share for $50,000.

On June 10, 2008, the Company issued common shares, as follows:

•	19,610 shares, valued at $1.00 per share, to settle $19,610 note payable, including accrued interest of $1,610.
•	724,000 shares, valued at $0.02 per share, to settle accrued interest payable of $12,000. In connection with this transaction 164,800 previously issued shares were cancelled.
•	480,000 shares, valued at $0.05 per share, to settle $25,787 of accrued consulting fees. In addition, warrants for a 5% per-money interest in the Company were cancelled.
•	27,000 shares, valued at $0.93 per share, to settle note payable of $25,000.
•	452,000 shares, valued at $0.31 per share, to a director, a related party, to settle a note payable of $139,242 including accrued interest of $14,242.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

•	100,000 shares, valued at $5.25 per share, to the founder and chief executive officer, a related party, in exchange for $525,000 of accrued salary.
•
210,000 shares, valued at $0.44 per share, to a consultant, a related party, in exchange for accrued consulting fees of $142,420.  In connection with this transaction 30,000 previously issued shares were cancelled.

•	5,500 shares to a consultant in settlement of accrued consulting fees of $8,197.

On June 12, 2008, the Company issued 140,000 shares, valued at $0.80 per share, to settle note payable of $111,393 including accrued interest of $11,393.

On June 16, 2008, the Company issued 200,000 shares, valued at $.02 per share, to settle $4,000 of accrued consulting fees.  In addition, warrants for a 5% per-money interest in the Company were cancelled.

On June 17, 2008, the Company issued 13,363,390 shares, valued at $0.10 per share, to Sahara Entertainment, LLC, a related party, to settle a note payable and advances aggregating $1,303,843 in the amount of $462,074 including accrued interest of $61,074 and assumption of liabilities on behalf of the Company amounting to $841,769.  In connection with this transaction 1,147,500 previously issued shares were cancelled.

Additionally, on June 17, 2008, the Company issued 31,000 shares of common stock in exchange for fees.

The values ascribed to the issuances involving noncash consideration for common stock were in accordance with FASB No. 123(R) “Share-Based Payment.”  The Company evaluated the nature of such transactions and determined that the value of the consideration received was more readily determinable than the value of the common shares issued and, as such, has recorded the transactions accordingly.

Warrants
The Company has issued warrants to certain holders of promissory notes that entitle them to purchase shares of common stock of the Company.  All warrants granted vested immediately.  The fair value of the warrants were estimated using the intrinsic value method.  The fair value of the common stock related to these warrant issuances approximated $0.02 as determined based on services rendered by a consultant in the amount of $4,000 in exchange for 200,000 warrants in 2006.  The Company has ascribed a value of approximately $9,000 to these warrants.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

Warrant activity for non-employees were as follows:

Weighted
			Exercise	average
			Price per	exercise price
	Number of	Vested	common	per common
	shares	shares	share	share

$0.0001 -
Granted during 2006	200,000	200,000	$0.01	$0.005
Balance at December 31,			$0.0001 -
2006	200,000	200,000	$0.01	$0.005

Granted during 2007	-	-	-

Balance at December 31,			$0.0001 -
2007	200,000	200,000	$0.01	$0.005

Granted during 2008	-	-	-
Forfeited during			$0.0001 -
2008	200,000	200,000	$0.01	$0.005

Balance at June 30, 2008	-	-	-	-

5.	Income Taxes

The Company has provided a valuation allowance for the full amount of its net deferred tax assets because the Company has determined that it is more likely than not that it will not be realized.

At December 31, 2007, the Company has federal and state net operating loss carryforwards of approximately $1,931,000, available to reduce future taxable income which expire at various dates from 2014 to 2025.

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

Deferred Tax Assests are as follows:

June 30,
2008

Net operating loss carryforwards	$1,004,850
Amortization of intangible assets	(43,380)
Net deferred tax assets	961,470
Valuation allowance	(961,470)

$-

6.	Advances, Related Party

Sahara Entertainment, LLC, a related party, advanced amounts on behalf of the Company for working a capital line of credit.  These advances were due on demand and are non-interest bearing.  Such advances have been discounted at a rate of 5.5% which was the Company’s incremental borrowing rate during the periods of the advances.  Interest amounting to $3,500 and $3,500 was accreted and included in the accompanying statement of operations for the six months ended June 30, 2008 and 2007, respectively.  As of June 30, 2008, there was $0 outstanding.

7.	Commitments and Contingencies

Rent expense
In January 2005, the Company entered into a month to month lease for office space of approximately $4,000 per month.  Rent expense for the six months ended June 30, 2008 and June 30, 2007 was $25,200.

Litigation
The Company was a defendant, along with the Chief Executive Officer, in litigation proceedings (the "Action") with Westwood Capital (the "Plaintiff”). Pursuant to a Stipulation of Settlement executed on June 16, 2008, (the "Stipulation"), the Chief Executive Officer personally agreed to pay $70,000 to settle the matter. Contemporaneously with the execution of the Stipulation, the Plaintiff executed a stipulation discontinuing the Action against the Company and executed a General Release releasing the Company, Sahara Entertainment, LLC and Sahara Media, Inc. from any liability for any actions prior to the date of the General Release. The Company was removed as a named party to the Action and has no further obligations to the Plaintiff.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

8.	Subsequent Events

Reverse merger
On September 17, 2008, Sahara Media Acquisitions, Inc., a Delaware Corporation that is a wholly owned subsidiary of Mac Filmworks, Inc. (“MFI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company.  Pursuant to the Merger Agreement, Sahara Media Acquisitions, Inc. merged into the Company, such that Sahara became a wholly owned subsidiary of MFI. Pursuant to the Merger Agreement, MFI issued 18,150,000 shares of their common stock to the shareholders of Sahara (the “Acquisition Shares”) (subject to the placement of 5,000,000 Acquisition Shares in escrow pursuant to the Escrow Agreement (defined below)), representing approximately 62% of the Company’s aggregate issued and outstanding common stock following the closing of the Merger and the Private Placement (defined below), and the outstanding shares of common stock of Sahara were transferred to the Company and cancelled.

On July 31, 2008, the Company issued 400,000 shares of common stock to Sahara Entertainment, LLC as payment for expenses relating the Company’s financing.

In connection with the Merger, MFI entered into a series of identical subscription agreements (the “Subscription Agreements”) with accredited investors (the “Investors”), pursuant to which, concurrent with the closing of the Merger on the Closing Date, MFI issued and sold units, with each unit consisting of 100,000 shares of common stock and five-year warrants to purchase 100,000 shares of common stock with an exercise price of $2.50, for a purchase price of $125,000 per unit (the “Private Placement”). Pursuant to the Private Placement, MFI issued and sold to the Investors an aggregate of 6,526,191 shares of common stock (the “Common Shares”) and five-year warrants to purchase 6,526,191 shares of common stock  with an exercise price of $2.50 (the “Investor Warrants”), for an aggregate purchase price of $8,157,678. The Investor Warrants may not be exercised to the extent such exercise would cause the holder of the warrant, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of MFI’s then outstanding shares of common stock following such exercise. Pursuant to the Subscription Agreements, MFI agreed to file a registration statement registering the Common Shares and the shares of common stock underlying the Investor Warrants, subject to Securities and Exchange Commission (“SEC”) limitations, within 45 days of the filing of this report with the SEC.

John Thomas Financial, Inc. (“JTF”), a broker-dealer which is a member of the Financial Industry Regulatory Authority, was retained as the exclusive placement agent for the Private Placement. JTF received a commission of $815,767 (equal to 10% of the gross proceeds) and expense reimbursements of $244,730 (equal to 3% of the gross proceeds). JTF also received a finder’s fee of $200,000 in connection with the Merger, and a success fee of $400,000, based on the receipt of gross proceeds of at least $8,000,000. Upon exercise of the Investor Warrants, JTF will receive a 10% commission and a 3% expense allowance. In addition, the Company has retained JTF to assist with investment banking requirements on an exclusive basis for a period of one year, pursuant to which, on the Closing Date, JTF was issued five-year warrants to purchase 1,000,000 shares of common stock of MFI with an exercise price of $1.30 (the “Broker Warrants”). The Brokers Warrants are exercisable on a cashless basis. JTF will also be issued one share of common stock of the Company for every four Investor Warrants that are exercised within 12 months of the date on which the registration statement registering the resale of the common stock underlying such Investor Warrants has been declared effective by the SEC, and Sahara retained JTF as a consultant for a monthly fee of $10,000. Also, in connection with the Merger, on the Closing Date, JTF was issued 3,000,000 shares of the Company’s common stock. An additional finder’s fee of $120,000 was also paid in connection with the Merger to JTF.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

In connection with the Merger and the Private Placement, in addition to the foregoing:

(i)
MFI completed a 30-to-1 reverse stock split of its common stock, pursuant to which MFI’s issued and outstanding shares of common stock, was reduced to 818,000 (prior to the Merger and the Private Placement).

(ii)
MFI entered into a securities escrow agreement (the “Securities Escrow Agreement”) with the Company, its shareholders (the “Sahara Escrow Shareholders”), and the Company’s corporate counsel, as escrow agent. Pursuant to the Securities Escrow Agreement, the Sahara Escrow Shareholders agreed to place 5,000,000 Acquisition Shares (the “Escrow Shares”) into an escrow account. The Escrow Shares will be released to the Sahara Escrow Shareholders, or returned to the Company for cancellation if not released, based upon the achievement of certain performance thresholds as set forth below:

(a)
If MFI launches the online magazine Honeymag.com six months after the Closing Date (the “First Performance Threshold”), 20% of the Escrow Shares will be released to the Escrow Shareholders. If the First Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(b)
If MFI launches the social network Thehivespot.com seven months after the Closing Date (the “Second Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Second Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(c)
In the event that, from the period from the launch of the online magazine Honeymag.com, until nine months after the Closing Date, the average number of monthly viewed impressions of the Company’s online magazine Honeymag.com is at least 300,000 (the “Third Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Third Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

(d)
In the event that MFI’s social networking site Thehivespot.com has at least 200,000 registered users on September 30, 2009 (the “Fourth Performance Threshold”), 20% of the Escrow Shares will be released to Sahara Escrow Shareholders. If the Fourth Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(e)
In the event that the Company either has revenue of at least $1,000,000 for the year ending December 31, 2009, or accounts receivable of at least $1,000,000 as of December 31, 2009, as disclosed in the Company’s audited financial statements included in the Company’s Form 10-K for the year ending December 31, 2009 filed with the Securities and Exchange Commission (the “Fifth Performance Threshold”), 20% of the Escrow Shares will be released to the Sahara Escrow Shareholders. If the Fifth Performance Threshold is not met, 20% of the Escrow Shares will be returned to MFI for cancellation.

(iii)
Sahara entered into an indemnification agreement (the “Indemnification Agreement”) with John Thomas Bridge & Opportunity Fund (“JTO”), pursuant to which JTO agreed to indemnify Sahara for any breaches of the representations and warranties made by MFI under the Merger Agreement, in an amount up to $400,000, for up to two years. Sahara paid JTO a fee of $400,000 upon the execution of the indemnification agreement.

(iv)	Effective on the Closing Date, the sole officer of MFI resigned and the executives of Sahara Media, Inc. were appointed as executive officers of MFI.

(v)	MFI intends to changes its name to Sahara Media Holdings, Inc., as soon as practicable.

In connection with the Escrow Agreement, of the 5,000,000 shares held in escrow, 1,425,000 shares have been issued to BPA Associates, LLC as partial consideration for the Honey Database pursuant to the Database Purchase Agreement (see “Purchase of Database” below). The Escrowed Shares shall be released to the Company’s shareholders upon the Company meeting established thresholds including the re-launching of the publications online website magazine, in-line website and a digital magazine, re-launching of the social networking site, substantially increased registered users and viewer impressions on the online magazine site.

Purchase and Issuance of the Debenture and Issuance of Additional Consideration

Shares.
On July 1, 2008, the Company entered into a bridge financing arrangement whereby the Company entered into a Securities Purchase Agreement, also dated July 1, 2008, pursuant to which the Company sold a 12% Senior Secured Debenture (“Debenture”) in the principal amount of $500,000, bearing interest at the rate of 12% per annum, $80,000, of which, such proceeds were subsequently released to third parties to pay fees with the balance of $420,000 remitted to the Company.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

The Security Purchase Agreement secured certain U.S. trademark Registrations for all of the Company’s publications, and all the Company’s databases as collateral security for the prompt payment in full when due.  In addition, for consideration of a $50,000 payment, a Security Agreement with BPA Associates, under common ownership, was executed whereby BPA agreed to secure the payment on the Debenture with certain assets of the Company, including the Database which contains information vital to the business of the Company.

Upon the Maturity Date of the Debenture resulting from a Change of Control, in which the Company is not the surviving entity, the merged company shall issue Opportunity Fund (i) 500,000 shares of common stock of the surviving entity providing for the issuance of additional shares if the subscription price is less than $1.00 per share; and (ii) a five year warrant to purchase 500,000 shares of common stock of the surviving entity at an exercise price at $2.50 per share (if the exercise price of the warrants issued in connection with the Investment Agreement are less than $2.00 per share, such exercise price shall be reduced to the exercise price of such warrants issued in connection with the Investment Agreement). The warrant shall include standard anti-dilution provisions and additional exercise price adjustments for sales of common stock at prices less than $2.00 within one year of the issue date of the warrant. Investor shall enter into all documents that are used to place the securities pursuant to the Investment Agreement and shall have the same rights as such investors, including but not limited to registration rights. Upon the Maturity Date resulting from any reason other than a Change of Control, the Company shall issue to Investor shares of its common stock in an amount after such issuance that equals 20% of the issued and outstanding shares of common stock on a fully diluted basis, in lieu of the securities described in the previous sentence. The issuance described in the above shall be referred to as "Additional Consideration Shares."

Until the Debenture has been repaid and all securities issuable to the Investor are issued, the Company is subject to negative covenants to not sell, lease, or otherwise dispose of all or substantially all of its assets; dissolve, liquidate, or wind up its business; conduct its business other than in its ordinary and usual course; issue any debt obligations in excess of $1,000,000, unless all of the obligations of the Debenture are retired with such proceeds from the financing; pay any dividend or make any other distributions of cash or property to any of the holders of its capital stock; merge or consolidate with another entity; or enter into any transaction with an affiliate other than in the ordinary course.

Purchase of Database
On July 1, 2008, the Company entered into a Purchase Agreement with BPA Associates, LLC (“BPA”), a related party (a relative of our Chief Executive Officer), whereby the Company agreed to purchase BPA’s Database.  The Company’s consideration for this purchase is as follows: $50,000 which was paid on July 1, 2008 in consideration of BPA pledging the Database in connection with the sale by the Company of a $500,000 debenture to an Investor (See note 7), $775,000 and 1,425,000 common shares on consummation of the Reorganization.

Sahara Media, Inc.
(a development stage company)
For the Six Months Ended June 30, 2008 and 2007

Additional Stock and Warrant Issuances

•	On July 31, 2008, the Company issued 100,000 shares of common Stock to an investor at $0.50 per share for $50,000.
•
On September 3, 2008, the Company issued 50,000 shares of common stock as additional consideration for a $100,000 bridge loan made on the same date, that was repaid upon the closing of the Merger and Private Placement on September 17, 2008.

On September 17, 2008, the date of the Merger and Private Placement, the following transactions took place:

•
Company issued to John Thomas Bridge & Opportunity Fund 500,000 shares of common stock, and five year warrants to purchase 500,000 shares of common stock with an exercise price of $1.50.  The shares of common stock and warrants were issued as additional consideration for a bridge loan to the Company that closed in July 2008 and was repaid upon the closing of the Merger and the Private Placement.  The warrants are exercisable on a cashless basis.

•	Company issued five-year warrants to purchase 500,000 shares of the Company’s common stock with an exercise price of $1.50 to a consulting firm. The warrants are exercisable on a cashless basis.
•
Company issued to its corporate counsel 250,000 shares of common stock, and five-year warrants to purchase 250,000 shares of common stock, with an exercise price of $1.50 for legal services.  The warrants are exercisable on a cashless basis.

•
Company issued 100,000 shares of common stock, and five-year warrants to purchase 300,000 shares of common stock with an exercise price of $1.10 for legal services.  The warrants are exercisable on a cashless basis.

•	Company issued 50,000 shares of common stock to a consulting firm for services rendered.
•
Company issued 50,000 shares of common stock in connection with a bridge loan in the amount of $100,000 bearing interest at the rate of 10% per annum to the holder.  The bridge loan and the interest were repaid by the Company with the proceeds from the financing.

In October 2008, the Company entered into a new three year lease for office space, expiring October 2011.  Monthly payments under the lease range from $9,000 to $9,600 per month.  Approximate future minimum annual lease payments are as follows:

Year Ending December 31,

2008	$27,000
2009	108,900
2010	112,500
2011	86,400

$334,800

On October 8, 2008, the Company issued an aggregate of 1,413,875 shares of common stock and five-year warrants for purchase of 1,413,875 shares of common stock with an exercise price of $2.50 to accredited investors, for an aggregate purchase price of $1,772,334.  JTF acted as the exclusive placement agent for the private placement.

On October 20, 2008, the Company issued 4,000 shares of common stock and five-year warrants to purchase 4,000 shares of common stock with an exercise price of $2.50 to an accredited investor, for a purchase price of $5,000.  JTF acted as the exclusive placement agent for the private placement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$3,129
Legal expenses	$150,000	*
Accounting expenses	$40,000	*
Miscellaneous	$5,000	*
Total	$198,129	*

* Estimate

Item 14.   Indemnification of Directors and Officers

The Company’s certificate of incorporation and by-laws provide that the liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities

In September 2007, MFI issued 128,205 shares of common stock to John Thomas Bridge & Opportunity Fund, for an aggregate purchase price of $100,000.

In October 2007, MFI completed an asset sale transaction whereby it issued 276,673 shares of common stock and transferred substantially all of the Company’s assets to Jim McCullough, its then chief executive officer, in exchange for Mr. McCullough forgiving $405,673 in debt owed by MFI to Mr. McCullough and his affiliates.

On February 7, 2008, MFI issued 3,030 shares of common stock to Dwayne Deslatte, its then sole officer and director, for services.

On February 7, 2008, MFI issued 3,030 shares of common stock to a third party consultant for services.

On February 18, 2008, MFI issued 12,821 shares of common stock to John Thomas Bridge & Opportunity Fund, for an aggregate purchase price of $10,000.

On September 17, 2008, the Company issued an aggregate of 18,150,000 shares of common stock to shareholders of Sahara Media, Inc., in exchange for an aggregate of 18,150,000 shares of common stock of Sahara Media, Inc., representing all of the issued and outstanding capital stock of Sahara Media, Inc., pursuant to the Agreement and Plan of Merger among the Company, Sahara Media, Inc., and Sahara Media Acquisitions, Inc. (the “Merger Agreement”).

On September 17, 2008, October 8, 2008, and October 20, 2008, we entered into a series of identical subscription agreements (the “Subscription Agreements”) with accredited investors, pursuant to which we sold approximately 79.44 units, each unit consisting of 100,000 shares of common stock and five-year warrants to purchase 100,000 shares of common stock with an exercise price of $2.50 per share, for a purchase price of $125,000 per unit. Pursuant to the Subscription Agreements, we issued and sold an aggregate of 7,944,034 shares of Common Stock and five-year warrants to purchase 7,944,034 shares of Common Stock at an exercise price of $2.50, for an aggregate purchase price of approximately $9,930,000. John Thomas Financial, Inc. acted as the exclusive placement agent for the offering and received a commission of approximately $993,000 (equal to 10% of the gross proceeds) and a non-accountable expense allowance of approximately $297,900 (equal to 3% of the gross proceeds).

Following the closing under the Merger Agreement on September 17, 2008:

The Company issued 3,000,000 shares of common stock and five-year warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.30 to John Thomas Financial, Inc., for investment banking services. The warrants are exercisable on a cashless basis.

The Company issued to John Thomas Bridge & Opportunity Fund 500,000 shares of common stock and five-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.50. The shares of common stock and warrants were issued as additional consideration for a bridge loan to Sahara Media, Inc. that closed in July 2008 and was repaid following the closing under the Merger Agreement.

The Company issued to Marathon Advisors 100,000 shares of common stock and five-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.10, for consulting services. The warrants are exercisable on a cashless basis.

The Company issued to Sichenzia Ross Friedman Ference LLP, 250,000 shares of common stock and five-year warrants to purchase 250,000 shares of common stock at an exercise price of $1.50, for legal services. The warrants are exercisable on a cashless basis.

The Company issued to Aurelian Investments, LLC, 50,000 shares of common stock, for consulting services.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The issuances were made to a limited number of persons, all of whom were accredited investors, and transfer of the securities was restricted in accordance with the requirements of the Securities Act of 1933.

Item 16.   Exhibits

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (1)
10.1	Agreement and Plan of Merger, dated September 17, 2008, among the Company, Sahara Media, Inc., and Sahara Media Acquisitions, Inc. (2)
10.2	Indemnification Agreement, dated September 17, 2008, between Sahara Media, Inc. and John Thomas Bridge & Opportunity Fund (2)
10.3
Securities Escrow Agreement, dated September 17, 2008, among the Company, Sahara Media, Inc., the shareholders of Sahara Media, Inc. named therein, and Sichenzia Ross Friedman Ference LLP, as escrow agent (2)

10.4	Form of Subscription Agreement (2)
10.5	Form of Investor Warrant (2)
10.6	Purchase Agreement, dated July 1, 2008, between Sahara Media, Inc. and John Thomas Bridge & Opportunity Fund (2)
10.7	Debenture, dated July 1, 2008, in favor of John Thomas Bridge & Opportunity Fund (2)
10.8	Security Agreement, dated July 1, 2008, between Sahara Media, Inc. and John Thomas Bridge & Opportunity Fund (2)
10.9	Security Agreement, dated July 1, 2008, between BPA, LLC and John Thomas Bridge & Opportunity Fund (2)
10.10	Purchase Agreement, dated September 3, 2008, between Sahara Media, Inc. and Cheryl Keeling (2)
10.11	Debenture, dated September 3, 2008, in favor of Cheryl Keeling (2)
10.12	Asset Purchase Agreement, dated May 15, 2008, between Sahara Media, Inc. and BPA, LLC (2)
10.13	Amendment to Asset Purchase Agreement, dated August 1, 2008, between Sahara Media, Inc. and BPA, LLC (2)
10.14	Letter agreement, dated May 21, 2008, between Sahara Media, Inc. and John Thomas Financial, Inc. (2)
10.15	Amendment to letter agreement, dated August 1, 2008, between Sahara Media, Inc. and John Thomas Financial, Inc. (2)
10.16	Finder’s Fee Agreement, dated July 21, 2008, between Sahara Media, Inc. and Aubry Consulting Group, Inc. (2)
10.17	Engagement Agreement, dated July 1, 2008, between Sahara Media, Inc. and Marathon Advisors (2)
10.18	Consulting Agreement, dated August 13, 2008, between Sahara Media, Inc. and Aurelian Investments, LLC (2)
10.19	Surrender Agreement, dated June 10, 2008, between Sahara Media, Inc. and Philmore Anderson IV (2)
10.20	Surrender Agreement, dated June 17, 2008, between Sahara Media, Inc. and Sahara Entertainment, LLC (2)
10.21	Master Services Agreement, dated July 11, 2008, between Sahara Media, Inc. and Ripple6, Inc. (2)
10.22	Purchase Agreement, dated June 9, 2008, between Sahara and Kevan Walker (3)
10.23	Amendment No. 2 to letter agreement, dated August 11, 2008, between Sahara Media, Inc. and John Thomas Financial, Inc. (2)
21	Subsidiaries of Sahara Media Holdings, Inc. (3)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (1)
23.2	Consent of Weiser LLP (3)
24	Power of Attorney (4)
99.1	Pro forma financial statements (3)

(1)	To be filed by amendment.

(2)	Filed as an exhibit to the Company’s 8-K (No. 000-52363) filed with the SEC on September 24, 2008, and incorporated herein by reference.

(3)	Filed herewith.

(4)	Included on the signature page hereto.

Item 17.   Undertakings

1.      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.      The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on November 7, 2008.

SAHARA MEDIA HOLDINGS, INC.
A Delaware corporation

By:	/s/ Philmore Anderson IV
Philmore Anderson IV
Its:	CEO and Chairman
(Principal Executive Officer)

By:	/s/ Larry J. Stinson
Larry J. Stinson
Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Philmore Anderson IV his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Philmore Anderson IV
Philmore Anderson IV	November 7, 2008
CEO and Chairman

/s/ Larry J. Stinson
Larry J. Stinson	November 7, 2008
Principal Financial and Accounting Officer

/s/ Timothy Kelly
Timothy Kelly	November 7, 2008
President

/s/ Philmore Anderson III
Philmore Anderson III	November 7, 2008
Director

Tamera Reynolds	November 7, 2008
Director